SONIC INDUSTRIES LLC

NUMBER 7 LICENSE AGREEMENT

BY AND BETWEEN SONIC INDUSTRIES LLC, Licensor and

________________________, Licensee

Sonic Drive-In of ____________________, ______________________

located at _____________________________

_________________________, ______________________.

Dated:  ___________, _______.

Store No. _________
CIF No. __________

TABLE OF CONTENTS

1.DEFINITIONS.		2
1.01.	Affiliate.	2
1.02.	Control.	2
1.03.	DMA.	2
1.04.	Gross Sales.	2
1.05.	License.	3
1.06.	MSA.	3
1.07.	Non-traditional Locations.	3
1.08.	Person.	3
1.09.	Proprietary Marks.	3
1.10.	Protected Area.	4
1.11.	Sonic Restaurant.	4
1.12.	Sonic System.	4
2. LICENSE GRANT.		4
2.01.	Location.	4
2.02.	Trade Radius.	4
2.03.	Licensee.	6
2.04.	Use of Sonic’s Marks.	6
2.05.	Site Selection.	6
2.06.	Relocation.	6
2.07.	Rights Reserved to Sonic	7
3. TERM.		7
3.01.	Initial Term.	7
3.02.	Opening of Restaurant.	7
3.03.	Option.	8
4. DUTIES OF LICENSOR.		8
4.01.	Plans.	9
4.02.	Operations Manual.	9
4.03.	Marketing Assistance.	9
4.04.	Communication.	9
4.05.	Evaluation Program.	9
5. FEES.		9
5.01.	License Fee.	9
5.02.	Royalty Fees.	10
5.03.	Brand Fee.	10
5.04.	Transfer Fee.	10
5.05.	Late Charges.	11
5.06	Taxes	11

6. DUTIES OF LICENSEE.		12
6.01.	Sonic Restaurant Site.	12
6.02.	Construction.	13
6.03.	Equipment and Sign.	14
6.04.	Training.	14
6.05.	Compliance with Entire System.	15
6.06.	Approved Suppliers and Advertising Agencies.	18
6.07.	Best Efforts.	19
6.08.	Interference with Employment Relations of Others.	19
6.09.	SONIC’s Standards.	19
6.10.	Majority Interest Owner.	19
6.11.	Electronic Communication and Use of Internet	19
7. PROPRIETARY MARKS.		20
7.01.	SONIC’s Representations.	20
7.02.	Use of Marks.	20
7.03.	Licensee’s Understanding.	21
7.04.	Other Intellectual Property	21
8. MANUAL.		22
9. CONFIDENTIAL INFORMATION.		22
9.01.	SONIC Proprietary and Confidential Information.	22
9.02.	Licensee’s Use of Proprietary and Confidential Information.	22
9.03.	Licensee’s Use of Sonic Operations Manual.	23
9.04.	No Information to the Public	23
10. ACCOUNTING AND RECORDS.		24
10.01.	Due Date.	24
10.02.	Record Retention.	24
10.03.	Charitable Contributions and Discounts.	24
10.04.	Annual Reports.	24
10.05.	Audit by SONIC.	24
10.06.	Third –Party Audit.	25
10.07.	Licensee’s Failure to Timely Deliver Financial Records.	25
10.08.	Financial Disclosure.	25
10.09.	Accounting Services	26
10.10.	Application of Payments	26
11. ADVERTISING AND BRAND EXPENDITURES.		26
	11.01.	Standard Program.	26
	11.02.	Publicity.	29
12. INSURANCE.			30

	12.01.	Insurance Amounts.	30
	12.02.	SONIC as Additional Insured.	30
	12.03.	General Conditions.	31
13. TRANSFER OF INTEREST.			31
	13.01.	Assignment.	31
	13.02.	Death or Permanent Incapacity of Licensee.	31
	13.03.	Assignment to Licensee’s Corporation.	32
	13.04.	Other Assignment.	33
	13.05.	SONIC’s Right of First Refusal.	34
	13.06.	Consent to Assignments.	35
14. DEFAULT AND TERMINATION.			35
	14.01.	Optional Termination.	35
	14.02.	Period to Cure.	36
	14.03.	Resolution of Disputes.	37
	(a)	Negotiation.	38
	(b)	Mediation.	38
	(c)	Arbitration.	38
	(d)	Excluded Controversies.	38
	(e)	Attorneys’ Fees and Costs.	39
15. OBLIGATIONS UPON TERMINATION.			39
	15.01.	Effect of Termination, Cancellation or Expiration of this Agreement.	39
	15.02.	SONIC’s Option to Purchase.	40
	15.03.	SONIC’s Obligation to Purchase.	41
	15.04.	Fair Market Value Determination.	41
16. COVENANTS.			41
	16.01.	Restrictions on Licensee.	41
	16.02.	Covenants by Others.	43
17. INDEPENDENT CONTRACTOR & INDEMNIFICATION.			43
	17.01.	Licensee not an Agent of SONIC; Employment Matters	43
	17.02.	Cost of Enforcement.	44
	17.03.	Indemnification.	44
18. EFFECT OF WAIVERS.			44
19. NOTICES.			45
	19.01.	Delivery	45
	19.02.	Failure to Accept.	45
	19.03.	Licensee’s Principal.	45

20. ENTIRE AGREEMENT.		45
20.01.	No Oral Agreements.	45
20.02.	Scope and Modification of License.	45
21. CONSTRUCTION AND SEVERABILITY.		45
21.01.	Interpretation.	46
21.02.	Scope of Protected Area.	46
21.03.	Invalidity.	46
21.04.	Binding Effect.	46
21.05.	Survival.	46
21.06.	Liability of Multiple Licensees.	46
22. BUSINESS ENTITY LICENSEES		47
22.01.	Corporate, Partnership, and Limited Liabilty Companies Licensees.	47
22.02.	Other Entity Licensee.	47
22.03.	Employee Stock Purchase Plans.	47
22.04.	Good Standing	48
23. APPLICABLE LAWS, WAIVER OF JURY TRIAL, LIMITATIONS		48
24. ACKNOWLEDGEMENT.		48
24.01.	Initial Term.	48
24.02.	Consultation with Counsel.	49
24.03.	Profitability.	49
24.04.	Licensee’s Investigation.	49
24.05.	Contrary Representations.	49
24.06.	Variances to Other Licensees.	49
24.07.	Complete Agreement.	49
25. INPUT AND ADVICE FROM LICENSEES.	50
26. INJUNCTIVE RELIEF.	50
27. GENERAL RELEASE AND COVENANT NOT TO SUE.	50

SCHEDULE I – GUARANTY AND RESTRICTION AGREEMENT

Store No._________
CIF No. _______
LICENSE AGREEMENT
THIS LICENSE AGREEMENT (this “Agreement”) made this ___day of ______, ____, by and between Licensor, SONIC INDUSTRIES LLC, a Delaware limited liability company (“Sonic”), and_________________________ (“Principal”)_________________________(all of whom shall be jointly referred to herein as the “Licensee”).
RECITALS
Sonic is the developer and owner of the right to license the distinctive and proprietary drive-in, food service system under which food and beverages are sold to the public from drive-in restaurants and Non-traditional Locations (as defined in Section 1.07) operated under the trade name and federally registered trademark and service mark “Sonic”.  The Sonic System so developed now includes, among other things, the following elements, all or some of which may be deleted, changed, improved, or further developed by Sonic from time to time
A.  Methods and procedures for the preparation and serving of food and beverage products.

B.  Confidential recipes for food products and distinctive service accessories (including, but not limited to, uniforms, menus, packages, containers, and additional paper or plastic items).

C.  Plans and specifications for distinctive standardized premises featuring characteristic exterior style, colors, and design, interior furnishings, equipment layout, exterior signage, and marketing techniques and materials.

D.  A uniform method of operating which is described in the Sonic Operations Manual.

E.  The Proprietary Marks as defined in Section 1.09.

F.  Such trade secrets as have been and may from time to time be developed, which are owned by Sonic, and which are disclosed to its licensees in confidence in connection with the construction and operation of a Sonic drive-in restaurant.

G.  Such proprietary payment and other business methods, including (without limitation) the pay-at-your-stall payment system (“PAYS”), which have been and may from time to time be developed for use in the Sonic System.
Licensee wishes to obtain a license from Sonic to operate a Sonic drive-in restaurant pursuant to the Sonic System and to be afforded the assistance provided by Sonic in connection therewith, and understands and accepts the terms, conditions, and covenants set forth herein as those which are reasonably necessary to maintain Sonic’s high and uniform standards of quality and service designed to protect the goodwill and enhance the public image of the Proprietary Marks and the Sonic System, and recognizes the necessity of operating the licensed Sonic drive-in restaurant in faithful compliance therewith, and with Sonic’s standards and specifications.

1.  DEFINITIONS.
Unless the context of their use in this Agreement requires otherwise, the following words and phrases shall have the following meanings when used in initially-capitalized form in this Agreement.

1.01.    Affiliate.

   The word “Affiliate” shall mean (a) any stockholder, director, or officer of a specified Person (if the specified Person is a corporation), (b) any partner of a specified Person (if the specified Person is a partnership), (c) any member of a specified Person (if the specified Person is a limited liability company), (d) any employee of a specified Person, and (e) any Person which directly or indirectly through one or more intermediaries Controls the specified Person, the specified Person Controls, or shares a common Control with the specified Person.

1.02.    Control.

               The word “Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person or entity, whether through the ownership of voting securities, by contract, or otherwise.

1.03.    DMA.

The term “DMA” shall mean a Designated Market Area as defined by A.C. Nielsen Company from time to time.

1.04.    Gross Sales

               The phrase “Gross Sales” shall mean all revenues from all business conducted upon or from the Sonic Restaurant, whether evidenced by check, cash, credit, charge account, debit card, stored-value card, exchange, or otherwise, and shall include (without limitation) the amounts received from the sale of goods, wares, and merchandise, including sales of food, beverages, and tangible property of every kind and nature, promotional or otherwise (excluding restaurant equipment), and for services performed from or at the Sonic Restaurant, whether the Licensee fills the orders from the Sonic Restaurant or elsewhere.  Each charge or sale via credit, debit card, stored-value card, or other payment means shall constitute a sale for the full price in the month during which the charge or sale occurs, regardless of the time when the Licensee receives payment (in whole or in part) for the charge or sale.  The phrase “Gross Sales” shall not include (a) sales of merchandise for which the Licensee makes a cash refund, if previously included in Gross Sales; (b) the price of merchandise returned by customers for exchange, if the Licensee previously included the sales price of the merchandise returned by the customer in Gross Sales and includes the sales price of merchandise delivered to the customer in exchange in Gross Sales; (c) the amount of any sales tax imposed by any governmental authority directly on sales and collected from customers, if the Licensee adds the amount of the tax to the sales price or absorbs the amount of the sales tax in the sales price and the Licensee actually pays the tax to the governmental authority; (d) amounts not received for menu items because of discounts or coupons, if properly documented; and (e) amounts received from the sale of Sonic-approved stored-value cards.  The phrase “Gross Sales” also shall not include any proceeds received by the Licensee pursuant to an assignment made in accordance with the provisions of Section 13.

1.05.    License.

The word “License” shall mean the rights granted the Licensee pursuant to Section 2 of this Agreement.

1.06.    MSA.

The term “MSA” shall mean a Metropolitan Statistical Area or a Micropolitan Statistical Area, as applicable, as defined by the United States Census Bureau from time to time.

                1.07.    Non-traditional Locations.

The phrase “Non-traditional Locations” shall mean permanent or temporary food service facilities operating under one or more of the Proprietary Marks at locations featuring facilities other than free-standing buildings with canopies devoted solely to the operation of a Sonic drive-in restaurant and accessible to the general public by automobile from public thoroughfares.  Non-traditional Locations shall include (without limitation) (a) military bases and other governmental facilities; (b) universities and schools; (c) airports and other transportation facilities; (d) stadiums, arenas and other sports and entertainment venues; (e) amusement and theme parks; (f) cafeterias and food courts in shopping centers, shopping malls, office buildings, and industrial buildings; (g) hotels and convention centers; (h) hospitals and nursing facilities; (i) museums, zoos and other public facilities; and (j) highway travel plazas, convenience stores, and gasoline filling stations.

1.08.    Person.

The word “Person” shall mean any individual or business entity, including (without limitation) a corporation, joint venture, general partnership, limited partnership, limited liability company, or trust.

                1.09.    Proprietary Marks.

               The phrase “Proprietary Marks” shall mean the distinctive and characteristic trade names, trademarks, service marks, and trade dress which Sonic designates in the Sonic Operations Manual or otherwise in writing or through usage from time to time as prescribed for use with the Sonic System and as may from time to time be developed, including (without limitation) the terms “Sonic,” “America’s Drive-In,” “Route 44,” “Wacky Pack,” “Fountain Favorites,” “Frozen Favorites,” “It’s Sonic Good,” “SuperSonic,” “Your Morning Drink Stop!,” “Ultimate Drink Stop,” and “My Sonic;” signs; emblems; menu housings; designs; color schemes; standardized premises featuring characteristic exterior style, canopies, colors, and design (including angled parking stalls equipped with menu housings, speakers, and tray supports); interior furnishings; and equipment layout.

1.10.    Protected Area.

The phrase “Protected Area” shall mean the area defined by Section 2.02 of this Agreement.

1.11.    Sonic Restaurant.

The phrase “Sonic Restaurant” shall mean the Sonic drive-in restaurant licensed by this Agreement and may alternatively be reffered to herein as the "Restaurant."

1.12.    Sonic System.

The phrase “Sonic System” shall mean the unique, proprietary and confidential information of SONIC, including (without limitation) the Sonic Operations Manual and consisting of (a) methods and procedures for the preparation of food and beverage products; (b) confidential recipes for food products; (c) distinctive service and accessories; (d) plans and specifications for interior and exterior signs, designs, layouts and color schemes (whether copyrighted or not); (e) methods, techniques, formats, systems, specifications, procedures, information, trade secrets, sales and marketing programs; (f) methods of business operations and management; (g) knowledge and experience regarding the operation and franchising of Sonic drive-in restaurants; (h) payment methods, including (without limitation) PAYS; and (i) such further elements as set forth in the Recitals.

2.  LICENSE GRANT.

SONIC grants to Licensee for the following stated term the right, license and privilege:

2.01.    Location.

(a)           To adopt and use the Sonic System at the Sonic Restaurant located at __________________________, ______________, _______________.

(b)           To have the exclusive rights to adopt and use the Sonic System for a Sonic drive-in Restaurant to be constructed within the current boundaries of the town or city of __________________, ________________, for a period of six months from the date hereof, with the obligation of selecting and having such site approved within such six month period and completing Section 2.01(a), above, within such six month period.

2.02.    Trade Radius.

Subject to the provisions of Sections 2.02(c) and 2.02(d), below, SONIC shall not own or operate a Sonic drive-in restaurant and shall not license any other Person to own or operate a Sonic drive-in restaurant (other than a Sonic drive-in restaurant licensed prior to the date of this Agreement) within the Protected Area, which is the area determined as of the date of this Agreement by the following provisions:

(a)	(i)	An area defined by a radius extending one and one-half miles from the front door of the Sonic Restaurant if located within a city, town or MSA having a population of 75,000 or more.

(ii)	An area defined by a radius extending two miles from the front door of the Sonic Restaurant if located within a city, town or MSA having a population of less than 75,000 but more than 25,000.

(iii)	An area defined by a radius extending three miles from the front door of the Sonic Restaurant if located within a city, town or MSA having a population of 25,000 or less.

(iv)	An area defined by a radius extending three miles from the front door of the Sonic Restaurant if located outside a city, town or MSA.

(b)           The Protected Area shall not extend into: (i) the contractually-granted protected radius of any Sonic drive-in restaurant in existence as of the date of this Agreement (“Previously Protected Radius”) and (ii) the protected area of any developer under an area development agreement with Sonic in existence as of the date of this Agreement (“Previously Protected Development Area”).  Consequently, any Previously Protected Radius and any Previously Protected Development Area shall be excepted from the Protected Area.  Sonic shall determine the population of an MSA  from time to time after the date of this Agreement according to the latest published federal census (or other data selected by Sonic) and may reduce the Protected Area accordingly upon notice to the Licensee.  If more than one subpart of Section 2.02(a) applies, then only the subpart with the smallest area shall apply.
(c)           Sonic shall not own, operate, or license any other Person to own or operate a Non-traditional Location (other than a Non-traditional Location owned, operated, or licensed prior to the date of this Agreement) within the Protected Area without the Licensee’s prior written consent.  Simultaneously with the request for that written consent, Sonic shall offer the Licensee a right of first refusal to develop the Non-traditional Location.  The Licensee must notify Sonic in writing of its decision regarding the right of first refusal to license and operate the Non-traditional Location within 30 days after Sonic notifies the Licensee of Sonic’s request for the Licensee’s written consent to own, operate, and/or license the Non-traditional Location.  If the Licensee chooses to exercise its right of first refusal, the Licensee must sign Sonic’s then-current form of license agreement for a Non-traditional Location for the applicable jurisdiction within 30 days after the Licensee notifies Sonic of its decision.  The Licensee then must open the Non-traditional Location within the time period specified in the license agreement (if specified) or within 12 months after the date of the license agreement (if not specified).  If the Licensee does not execute that agreement within the foregoing 30-day period or does not exercise its right of first refusal within the foregoing 30-day period, Sonic shall have the right to proceed with the ownership, operation, and/or licensing of the Non-traditional Location as disclosed to the Licensee only if the Licensee has given its written consent to Sonic.  If the Licensee elects, in its sole and absolute discretion, not to give its written consent, Sonic shall not own, operate, or license any other Person to own or operate the Non-traditional Location, except that Sonic may own, operate, or license any other Person to own or operate the Non-traditional Location without Licensee’s consent, subject to Licensee’s right of first refusal described herein, if the Non-Traditional Location is in (i) an airport or other transportation facility; (ii) a stadium, arena, or other sports and entertainment venue; or (iii) a military base or other governmental facility.

(d)           Sonic has and hereby further reserves the right, in its sole discretion, to acquire the assets or controlling ownership of an existing restaurant within the Protected Area. However, prior to converting an acquired restaurant to a Sonic drive-in restaurant or a Non-traditional Location within the Protected Area, Sonic shall offer the Licensee a right of first refusal to acquire the restaurant at a price equal to Sonic’s cost of acquiring the restaurant.  If the restaurant represents a part of an acquisition of multiple restaurants, Sonic shall make a reasonable allocation of its cost to acquire the restaurant.  The Licensee must notify Sonic of its decision regarding the right of first refusal within 30 days after Sonic gives the Licensee written notice of its intention to convert the restaurant to a Sonic drive-in restaurant or Non-traditional Location.  If the Licensee chooses to exercise its right of first refusal, the Licensee must sign Sonic’s then-current form of license agreement for a Sonic drive-in restaurant or Non-traditional Location, and pay the required license fee, as applicable, within 20 days after the Licensee notifies Sonic of its decision.  In the event the Licensee fails to convert the restaurant to a Sonic drive-in restaurant or Non-traditional Location pursuant to the terms of the applicable license agreement, Sonic shall have the right to repurchase the restaurant from the Licensee at the same purchase price.  If the Licensee does not exercise its right of first refusal, Sonic shall have the right to own, operate, and/or license other Persons to own or operate the restaurant or Sonic may sell or otherwise dispose of the restaurant to any person or entity under any terms or conditions Sonic deems appropriate, provided in no case will the restaurant be operated as a Sonic drive-in restaurant or a Non-traditional Location without the consent of Licensee, except as may be allowed pursuant to Section 2.02(c).

                2.03.    Licensee.

                Licensee shall advertise to the public as a licensee of Sonic.

                2.04.    Use of Sonic’s Marks.

                Licensee shall adopt and use the Proprietary Marks, but only in connection with the sale from the Sonic Restaurant of those food and beverage products which have been designated in the Sonic menu as specified in the Sonic Operations Manual.

2.05.    Site Selection.
        In the event the Licensee receives this License pursuant to Section 2.01(b), above, the selection of a site by Licensee shall be subject to the approval of Sonic in accordance with the standard site approval procedures required by this Agreement and the standard practices of Sonic.  In the event a site for the Sonic Restaurant has not been approved by Sonic before the expiration of the six-month period provided for by Section 2.01(b), above, then this Agreement shall expire and be of no further force or effect.  In such case, Sonic will immediately refund to Licensee the license fee less the sum of $15,000, which shall be fully earned by Sonic upon execution and delivery of this Agreement.

2.06.    Relocation.

        If the Licensee relocates the Sonic Restaurant during the term of this Agreement (which relocation must be within the Protected Area) with the written consent of Sonic (which consent Sonic shall not withhold unreasonably), this Agreement shall continue to apply to the Sonic Restaurant in accordance with the terms contained in this Agreement, except that Sonic and the Licensee shall enter into an amendment to this Agreement to change the address of the Sonic Restaurant accordingly.  Upon such relocation, the Protected Area shall be shifted based on the new location according to Section 2.02 and less and except (i) the contractually-granted protected radius of any Sonic drive-in restaurant in existence prior to the relocation and (ii) the protected area of any developer under an area development agreement with Sonic in existence prior to the relocation.

2.07.    Rights Reserved to Sonic.

Except as expressly limited by this Agreement, Sonic retains all rights with respect to the Sonic System, the Proprietary Marks, the sale of similar or dissimilar products and services, and any other activities Sonic deems appropriate whenever and wherever it desires.  Specifically, but without limitation, Sonic reserves the following rights:

(a)   The right to establish and operate, and to grant to others the right to establish and operate, similar businesses or any other businesses offering similar or dissimilar products and services through similar or dissimilar channels of distribution, at any locations inside or outside the Protected Area under trademarks or service marks other than the Proprietary Marks and on any terms and conditions Sonic deems appropriate;

                (b)   The right to provide, offer, and sell, and to grant others the right to provide, offer, and sell, goods and services that are identical or similar to and/or competitive with those provided at the Sonic Restaurant, whether identified by the Proprietary Marks or other trademarks or service marks, through dissimilar distribution channels (including, without limitation, the Internet or similar electronic media) both inside and outside the Protected Area and on any terms and conditions Sonic deems appropriate;

(c)   The right to establish and operate, and to grant to others the right to establish and operate, businesses offering dissimilar products and services, both inside and outside the Protected Area, under the Proprietary Marks and on any terms and conditions Sonic deems appropriate;

(d)   The right to operate, and to grant others the right to operate, Sonic drive-in restaurants or Non-traditional Locations anywhere outside the Protected Area under any terms and conditions Sonic deems appropriate regardless of the proximity to the Sonic Restaurant;

(e)   The right to be acquired (whether through acquisition of assets, ownership interests, or otherwise, regardless of the form of transaction) by a business providing products and services similar to those provided at the Sonic Restaurant, or by another business, even if such business operates, franchises, and/or licenses competitive businesses in the Protected Area.

3.  TERM.

                3.01.    Initial Term.

                Unless sooner terminated as hereafter provided, the term of this Agreement, including the License, shall end 20 years from the effective date of this Agreement as set forth on the cover page to this Agreement.

                3.02.    Opening of Restaurant.

                Licensee expressly acknowledges and agrees that a pre-condition to opening the Sonic Restaurant shall be Sonic’s written authorization to open, which authorization shall be given only upon Licensee’s completing, to Sonic’s satisfaction, (i) construction of the Sonic Restaurant, (ii) preparation of the Sonic Restaurant for commencement of operations, and (iii) training as required by Section 6.04 of this Agreement.

                3.03.    Option.

                At the end of the initial term, if Licensee desires, Licensee may renew the rights granted under this Agreement, including the License to adopt and use the Sonic System at the Sonic Restaurant, for an additional 10-year term, provided that prior to the expiration of the initial term:

(a)               Licensee gives Sonic written notice of Licensee’s election to renew not less than six months nor more than 12 months prior to the end of the initial term.

(b)              Licensee is not, when notice is given, in material default of any provision of this Agreement or any amendment hereof or successor agreement hereto or in material default of any other agreement between Licensee and Sonic or Sonic’s Affiliates involving any other license agreement and has substantially complied with the terms and conditions of this Agreement and all other such agreements, during the term thereof.

        (c)               All monetary obligations owed by Licensee to Sonic or Sonic’s Affiliates from any source whatsoever (whether under this Agreement or otherwise) have been satisfied prior to renewal.

        (d)             The Licensee executes a license agreement containing the same terms and conditions as this Agreement, except that the license agreement shall provide for a term of 10 years and shall contain the then-current royalty rate and the then-current advertising and brand expenditure requirements; provided, however, that in lieu of an initial license fee, a renewal fee shall be paid to Sonic in the amount of:  (i) $4,500, or (ii) 20% of the then-current initial license fee, whichever is greater.  However, the renewal fee shall not exceed $9,000 as adjusted for inflation on January 1 of each year in accordance with the consumer price index and using December of 2006 as the base amount.

        (e)              Licensee performs such remodeling, repairs, replacements, and redecorations as Sonic may reasonably require to cause the restaurant equipment and fixtures to conform to the plans and specifications being used for new or remodeled Sonic drive-in restaurants on the renewal date.

        (f)               Licensee executes a general release, in a form satisfactory to Sonic, of any and all claims the Licensee may have against Sonic and its Affiliates, including (without limitation) all claims arising under any federal, state, or local law, rule, or ordinance.

(g)               Licensee principal and/or manager at their expense attend and satisfactorily complete such retraining program as Sonic may require at its sole discretion. (h)Licensee meets the remodeling requirements set forth in Section 6.02(d) herein.

4.  DUTIES OF SONIC.

                Sonic agrees to regularly advise and consult with Licensee in connection with the operation of the Sonic Restaurant and to provide the following to Licensee:

                4.01.    Plans.

                Standard Sonic Plans and Specifications for a free standing building, equipment layout, and signs (see Section 6.03), together with advice and consultation.  Any modifications for nonstandard buildings, whether required by local zoning or building laws or otherwise, must be approved in writing by Sonic and are to be paid by Licensee.

                4.02.    Operations Manual.

                The Sonic Operations Manual containing the standards, specifications, procedures, and methods for operating a Sonic drive-in restaurant, one copy to which Licensee will be given access for the term of this Agreement.

                4.03.    Marketing Assistance.

               Certain marketing materials and such merchandising, marketing, and advertising research data and advice as may be developed from time to time by Sonic and deemed to be helpful in the operation of a Sonic drive-in restaurant.

                4.04.    Communication.

               Certain management development and motivational seminars and periodic newsletters which communicate to Licensee available advertising materials and new developments, techniques, and improvements in areas of restaurant equipment, management, food preparation, and service which are pertinent to the operation of a restaurant using the Sonic System.

                4.05.    Evaluation Program.

                A field evaluation of the Restaurant will be conducted for the mutual benefit of both Sonic and Licensee to promote uniform standards of operation and quality control.

5.  FEES.

                5.01.    License Fee.

               The Licensee acknowledges that:  (a) the initial grant of the License constitutes the sole consideration for the payment of a license fee of $45,000 paid by Licensee to Sonic concurrently with the execution hereof; and (b) the fee has been earned by Sonic (except where the construction of the Restaurant has not been completed within one year from the date of this Agreement as discussed in Section 6.02(a) and except as provided hereafter in this Section 5.01).  Sonic reserves the right, in case construction of the Restaurant should be abandoned, the lease assigned for a purpose other than the operation of the Sonic Restaurant, or other interest in the premises be relinquished for a purpose other than the operation of the Sonic Restaurant, to terminate this Agreement, including the License, upon written notice, after which Sonic will immediately refund to Licensee the license fee less the sum of $15,000, which shall be fully earned by Sonic upon execution and delivery of this Agreement.  Licensee shall have the right, if Licensee does not consummate a lease or purchase a site for the Restaurant within one year from the date of this Agreement, to terminate this Agreement, including the License, upon written notice, after which Sonic will immediately refund to Licensee the license fee less the sum of $15,000, which shall be fully earned by Sonic upon execution and delivery of this Agreement.

5.02.    Royalty Fees.

                On or before the 10th day of each calendar month, the Licensee shall pay a royalty fee determined by the following scale based on Gross Sales for the calendar month preceding the date of such payment:

Monthly Gross Sales	But Not	Royalty
Greater Than	More Than	Rate

$ 0.00	$ 5,000.00	2.00%
$ 5,000.00	$10,000.00	3.00%
$10,000.00	$15,000.00	3.50%
$15,000.00	$20,000.00	4.00%
$20,000.00	$25,000.00	4.50%
$25,000.00	N/A	5.00%

The calculation of Gross Sales and the corresponding royalty fees shall take place on a cumulative basis.  For example, the following formula results in the calculation of the royalty fee on $50,000 of Gross Sales:  Royalty Fee = ($5,000 x .02) + ($5,000 x .03) + ($5,000 x .035) + ($5,000 x .04) + ($5,000 x .045) + ($25,000 x .05).

The payment of royalty fees, as well as the payment of any other obligations incurred under the terms of this Agreement, shall be made via automated clearing house (ACH) or other electronic means approved by Sonic.

        5.03.    Brand Fee.

    (a)               On or before the 10th day of each calendar month throughout the term of this Agreement, Licensee shall pay to the Sonic Brand Fund, which is administered by Sonic, a brand  contribution fee in an amount equal to .90% of the Gross Sales of the Sonic Restaurant during the calendar month next preceding the date of such payment.

(b)              The amount due to Sonic by Licensee pursuant to Section 5.03(a), above, shall be in addition to and separate from that which Licensee is obligated to contribute pursuant to Sections 11.01(a) and 11.01(c) of this Agreement.

5.04.    Transfer Fee.

(a)               A transfer fee in the amount of $1,000 shall be paid by Licensee in the event of a transfer or assignment of this Agreement (resulting in a change in Control of the Agreement) to a licensee then-currently qualified as a licensee, excluding assignments under Sections 13.02 and 13.03.

(b)              A transfer fee in the amount of $3,000 shall be paid by Licensee in the event of a transfer or assignment of this Agreement (resulting in a change in Control of this License) to a new licensee not then-currently qualified as a licensee, excluding assignments under Sections 13.02 and 13.03.

                5.05.    Late Payments.

                In the event any payments required by Sections 5.02, 5.03, or 5.04, above, are not paid on or before the date on which they are due, a late charge in an amount equal to 1.75% per month shall be levied against such amounts due and shall be owing to Sonic by the Licensee from the date on which such obligations were due until any such obligations are paid in full.  In the event any payments required by Sections 5.02, 5.03, or 5.04, above, are not paid on or before the date on which they are due three or more times during any 12-month period, in addition to all other rights of Sonic contained in this Agreement or otherwise, (a) Sonic may require the Licensee to submit a statement of Gross Sales in the form prescribed by Sonic and at a frequency prescribed by Sonic, such as weekly; and (b) Sonic may require the Licensee to pay obligations incurred under the terms of this Agreement more frequently than once a month, such as weekly.  In the event the interest rate set out in this Section 5.05 exceeds that amount permitted by Oklahoma law, then the maximum interest rate permitted by Oklahoma law shall be charged.  Sonic’s acceptance of any partial or late payment does not affect Sonic’s right to terminate this Agreement pursuant to the terms of this Agreement.  Further, Licensee acknowledges that this Section 5.05 is not an agreement to accept any partial payments or payments after they are due or Sonic’s commitment to extend credit to, or otherwise finance the operation of, the Sonic Restaurant.

5.06.    Taxes.

               (a)               Licensee shall pay when due all taxes levied or assessed on Licensee and the Sonic Restaurant including, without limitation, unemployment, sales, or gross receipts taxes, and all accounts or other indebtedness of any kind incurred by Licensee in conducting the business of the Sonic Restaurant.

(b)              In the time and manner prescribed by Sonic, Licensee shall also pay an amount equal to any sales tax or gross receipts tax, but not including any net income tax upon Sonic, imposed on Sonic or its Affiliates with respect to any payments from Licensee to Sonic required under this Agreement, unless the tax is credited against a net income tax otherwise payable by Sonic.

(c)              (i)           In the event of a dispute with a taxing authority as to (a) Licensee’s liability for taxes or (b) Sonic’s or its Affiliate’s liability for any taxes upon which Licensee is required under this Section 5.06 to make payment to Sonic, Licensee may contest the validity or the amount of the tax or indebtedness in accordance with the law and regulations of the taxing authority.  Sonic shall provide Licensee with all information, cooperation, and assistance that Licensee may reasonably request in connection with any dispute as to Licensee’s, Sonic’s, or Sonic’s Affiliate’s liability for taxes.  Licensee shall not permit a tax sale, seizure, levy, or similar writ or warrant by a creditor to occur against the Sonic Restaurant or any of its assets.

   (ii)           In the event a state taxing authority makes a refund to Sonic or its Affiliate of taxes paid for which Sonic previously received payment from Licensee under this Section 5.06, Sonic shall pay to Licensee the amount of the taxes refunded by the state taxing authority to Sonic or its Affiliate which equals the amount Licensee previously paid to Sonic under this Section 5.06.

(d)              All notices received by Licensee from a state taxing authority regarding the alleged, potential, or actual tax liability of Sonic or its Affiliates shall be given to Sonic within 15 calendar days of receipt by Licensee.  Sonic and Licensee agree to consult in good faith to determine the nature of any action to be taken in connection with the notice or any demands contained therein.

6.  DUTIES OF LICENSEE.

                6.01.            Sonic Restaurant Site.

                (a)       The site at which Licensee shall operate the Sonic Restaurant is more fully described in Section 2.01(a).  During the term of this Agreement, the site shall be used exclusively for the purpose of operating a licensed Sonic drive-in restaurant.

               (b)       In the event the Sonic Restaurant premises suffers some physical casualty, the minimum acceptable quality and appearance for the restored restaurant will be that which existed just prior to the casualty, unless the Sonic Restaurant was below minimum acceptable standards for Sonic at the time of casualty in which event the Sonic Restaurant will be restored to a condition which meets the minimum acceptable standard according to Sonic.  However, Licensee agrees to make all reasonable effort to have the restored Sonic Restaurant reflect the then-current image, design, and specifications of Sonic drive-in restaurants.  If the Sonic Restaurant is substantially destroyed by fire or other casualty, Licensee may, with the written consent of Sonic, elect to terminate this Agreement in lieu of Licensee reconstructing the restaurant, provided that for a period of 18 months after said election, Licensee shall not enter into, become landlord of, or loan money to any restaurant business within a three-mile radius of the Sonic Restaurant premises which is similar in nature to or competitive with a Sonic drive-in restaurant or considered a quick-service restaurant establishment.

                6.02.    Construction and Opening.

               (a)       Licensee agrees to complete the construction of the Sonic Restaurant and open the Sonic Restaurant to the public within one year from the effective date of this Agreement.  If the Sonic Restaurant is not constructed and opened to the public before the expiration of the one-year  period, then Sonic may terminate this Agreement, making it of no further force or effect. In such case, Sonic will immediately refund to Licensee the license fee less the sum of $15,000, which shall be fully earned by Sonic upon execution and delivery of this Agreement.  Unless Licensee is remodeling an existing building, Licensee shall construct the Sonic Restaurant in accordance with the site plan approved by Sonic for such site and with Sonic’s standard construction plans and specifications (“Sonic Plans and Specifications”) and layout subject, however, to any alterations thereto that may be required by any applicable law, regulation, or ordinance.  If alterations of any kind are required to be made to the site plan, as approved by Sonic, or to the Sonic Plans and Specifications or layouts for any reason, such alterations must be approved by Sonic in writing before any work is begun on the Sonic Restaurant.  The Licensee shall submit the final site layout and construction plans for the Sonic Restaurant to Sonic for its written approval.  Any costs, including engineering and architectural fees, incurred in obtaining approvals by the appropriate governmental authorities of the construction plans, specifications, and layouts shall be paid by Licensee.  Prior to opening, Licensee shall submit to Sonic, at no cost to Sonic, a record set of drawings showing all approved changes to the plans and specifications.

               (b)      If Licensee is remodeling the existing Restaurant, Sonic shall have the right to inspect and approve all plans and specifications prior to the commencement of any work.  The Licensee shall submit the final remodeling plans and specifications for the Sonic Restaurant to Sonic for its written approval.  Nothing in this section shall be construed as an endorsement or guarantee of the conformity of such plans to applicable local, state, or federal building or safety codes, or a guarantee that construction will be done in conformity with such approved plans.  In any event, Licensee shall obtain written approval of such plans or written notice of Sonic’s waiver of the rights reserved hereunder prior to the commencement of construction.

               (c)       Licensee shall not deviate from the approved plans and specifications in any manner in the construction or remodeling of the restaurant without the prior written approval of Sonic.  If at any time Sonic determines (prior to opening date) that Licensee has not constructed or remodeled the Sonic Restaurant in accordance with the plans and specifications approved by Sonic, Sonic shall, in addition to any other remedies, have the right to obtain an injunction from a court of competent authority against the continued construction and opening of the Sonic Restaurant, and Licensee hereby consents to any such injunction.

(d)              Sonic may require the Licensee to undertake extensive remodeling and renovation and substantial modifications to existing buildings necessary for the Licensee’s restaurant to conform with Sonic’s then-existing system image.  Sonic may exercise the foregoing right at any time during the term of this Agreement, but may not require (1) the remodeling of the restaurant more than once every seven years or (2) the remodeling of a restaurant built within the preceding three years, unless the required remodeling will not exceed 15% of the original cost of the building, equipment, and land improvements (as adjusted for increases in the consumer price index after the construction date of the restaurant).  Notwithstanding the foregoing, Sonic shall have the right to require the Licensee to modify or replace the large Sonic sign for the restaurant at any time during the term of this Agreement.  If Sonic exercises its right to require the Licensee to undertake extensive remodeling or renovation or substantial modification within five years of the end of the term of this Agreement, the Licensee may exercise any right to renew the term of this Agreement at that point in time in accordance with the applicable provisions of this Agreement, which renewal then shall take effect as of the expiration of the then-current term of this Agreement.

                6.03.    Equipment and Sign.

               (a)       Licensee shall install in and about the Sonic Restaurant such equipment, fixtures, furnishings, and other personal property, and shall upgrade or purchase additional equipment, fixtures, furnishings, and other personal property, as are required and which strictly conform to the appearance, uniform standards, and specifications of Sonic existing from time to time, which shall be communicated to Licensee in the Sonic Operations Manual or otherwise in writing.  Equipment not required by Sonic shall not be installed without Sonic’s prior written consent, except that Licensee may, without Sonic’s prior written consent, install security-related equipment that does not interfere with the operation or trade dress of the Sonic Restaurant.

               (b)      In order to provide maximum exposure of the Sonic name and marks, Licensee shall prominently display and maintain at Licensee’s own expense one Sonic drive-in sign (“Sign”) which complies with the specifications required by Sonic from time to time and in such location as Sonic may approve.  Licensee shall not display any other sign or advertising at the Sonic Restaurant without Sonic’s prior written approval.

                (c)              Licensee may lease the required Sign from Sonic or may acquire or lease the Sign from any other source approved by Sonic.  Licensee agrees to require in any lease agreement with Sonic or other suppliers a clause giving Sonic the right to remove the Sign from the Sonic Restaurant upon termination of this Agreement.

                (d)              Licensee hereby agrees that it shall obtain from the landlord of the property at which the Sonic Restaurant is located a landlord’s waiver releasing all claims against any equipment or sign which belongs to Sonic and all claims to fixtures and furnishings that constitute Proprietary Marks of Sonic.

                (e)               If Licensee is or becomes a lessee of the Sonic Restaurant premises, Licensee shall provide Sonic with a true and correct, complete copy of any such lease and obtain Sonic’s written approval of the lease terms prior to executing the lease.  Licensee shall have included in the lease provisions, in form satisfactory to Sonic, expressly permitting both the Licensee and Sonic to take all actions and make all alterations referred to under Section 15.01.  Any such lease shall also require the lessor thereunder to give Sonic reasonable notice of any contemplated termination and a reasonable time in which to take and make the above actions and alterations and provide that the Licensee has the unrestricted right to assign such lease to Sonic.

                6.04.            Training.

               (a)        Licensee acknowledges the importance of the quality of business operations among all restaurants in the Sonic System and agrees that it will not allow any of its licensed establishments to be opened or operated without having at least one individual working full time at the Sonic Restaurant who has completed the Stage Career Development Program or other Sonic-designated training program.  If the trained individual ceases to work full time at the Sonic Restaurant for whatever reason, the Licensee shall promptly replace the individual with a person who has completed the Stage Career Development Program or other Sonic-designated training program.  Licensee agrees that each individual who participates in the Stage Career Development Program or other Sonic-designated training program for the Sonic Restaurant will, at the request of Sonic, sign a confidentiality agreement in a form prescribed by Sonic agreeing to maintain as confidential certain information learned and received during the program.

               (b)       Licensee shall pay all traveling expenses, living expenses, and any other personal expenses for themselves and managers while enrolled in the training program.  As part of the initial license fee paid pursuant to Section 5.01 herein, Licensee shall have the right to have one principal and one manager of the Sonic Restaurant attend the Stage Career Development Program or other Sonic-designated training program for no cost other than those set out in the preceding sentence.  Any additional parties attending the Stage Career Development Program or other Sonic-designated training program shall bear the cost, including any fees and tuition due for such training program.

               (c)       Upon opening the Sonic Restaurant, all management personnel shall be certified in ServSafe or in another comparable, nationally recognized food safety training and certification program approved by Sonic, the cost of which shall be borne by Licensee.  Management personnel subsequently employed by Licensee at the Sonic Restaurant shall have 120 days from the beginning date of such employment to successfully complete such training.  Licensee shall pay all traveling expenses, living expenses, and any other personal expenses for such persons while participating in the training.  Management personnel includes any person who has shift responsibility or employee oversight at the Sonic Restaurant and also includes the operating principal of the Sonic Restaurant.

                6.05.    Compliance with Entire System.

               (a)       Licensee acknowledges that every component of the Sonic System is important to Sonic and to the operation of the Sonic Restaurant as a Sonic drive-in restaurant, including a designated menu of food and beverage products; uniformity of food specifications, preparation methods, quality, and appearance; and uniformity of facilities and service.

               (b)       Sonic shall have the right to inspect the Sonic Restaurant at all reasonable times to ensure that Licensee’s operation thereof is in compliance with the standards and policies of the Sonic System.  This right to inspect includes the right of Sonic or a third party on behalf of Sonic to conduct food safety audits and operational assessments.  In the event that any inspection, including a food safety audit or an operational assessment, reveals any deficiency or unsatisfactory condition with respect to any aspect of the Sonic Restaurant operation, Licensee shall, within 72 hours of Licensee’s receipt of notice of such condition or such other time as Sonic in its sole discretion may provide, correct or repair such deficiency or unsatisfactory condition if it is correctable or repairable within such time period, and, if not, shall within such time commence such correction or repair and thereafter diligently pursue same to completion.  The preceding sentence notwithstanding, the Licensee shall take immediate action to correct or repair any deficiency or unsatisfactory condition which poses a risk to public health or safety.  In the event Licensee fails to comply with the foregoing obligations to correct and repair, Sonic, upon 24 hours’ notice to Licensee, shall have the right (but no obligation), without being guilty of trespass or tort, to forthwith make or cause to be made such corrections or repairs, and the expense thereof, including board, wages, lodging, and transportation of Sonic personnel, if utilized, shall be paid by Licensee upon billing by Sonic.  The foregoing shall be in addition to any other right or remedies Sonic may have.

               (c)        Licensee shall comply with the entire Sonic System as described herein and in the Sonic Operations Manual, including but not limited to the following:

   (i)    Operate the Sonic Restaurant in a clean, wholesome manner in compliance with standards of quality, food safety, service, cleanliness, and appearance as prescribed by governmental authorities and by Sonic; comply with all business policies, practices, and procedures imposed by Sonic; and maintain the building, equipment, and parking area in a good, clean, wholesome condition and repair, well lighted, and in compliance with designated standards as may be prescribed from time to time by Sonic.

                   (ii)    Purchase and install kitchen fixtures, lighting, payment systems, and equipment, and office equipment and signs in accordance with the equipment specifications and layout designated by Sonic.

                   (iii)   Without the prior written consent of Sonic, make no (a) building design conversion or (b) alterations, conversions, or additions to the building or parking area.

                   (iv)          Make repairs or replacements required because of damage, wear, and tear or in order to maintain the Sonic Restaurant building, fixtures, and parking area in good condition and in conformity with blueprints and plans.

                    (v)         Maintain the parking stalls, as required in the standard Sonic Plans and Specifications, for the exclusive use of Sonic Restaurant customers.

                   (vi)         Operate the Sonic Restaurant everyday of the year (except Easter, Thanksgiving, and Christmas), and at least 15 hours per day or such other hours, including specific opening and closing times, as may from time to time be reasonably prescribed by Sonic (except when the Sonic Restaurant is untenantable as a result of fire or other casualty), maintain sufficient supplies of food and paper products, and employ adequate personnel so as to operate the Sonic Restaurant at its maximum capacity and efficiency.

                   (vii)        Cause all employees of Licensee, while working in the Sonic Restaurant, to:  (a) wear uniforms of such color, design, and other specifications as Sonic may designate from time to time, (b) present a neat and clean appearance, and (c) render competent and courteous service to Sonic Restaurant customers.

                   (viii)       Serve all menu items which Sonic may deem appropriate and which are included in the menu approved by Sonic at the time to take full advantage of the potential market and achieve standardization in the Sonic System, serve no items which are not set forth in the Sonic Operations Manual and which are not otherwise authorized and approved in writing by Sonic, and display and offer only the menu approved by Sonic at the time.

                   (ix)         In the dispensing and sale of food products: (a) use only containers, cartons, bags, napkins, and other paper goods and packaging bearing the approved trademarks and which meet the Sonic System specifications and quality standards, (b) use only those flavorings, garnishments, and food and beverage ingredients, manufacturers, and brands which meet the Sonic System specifications and quality standards, which Sonic may designate from time to time, and (c) employ only those methods of food handling, preparation, and serving which Sonic may designate from time to time.

                   (x)           Make prompt payment in accordance with the terms of invoices rendered to Licensee including, but not limited to, invoices for the purchase of fixtures, equipment, and food and paper supplies.

                   (xi)          At Licensee’s expense, comply with all federal, state, and local laws, ordinances, and regulations affecting the operation of the Sonic Restaurant, including all laws, ordinances, or regulations relating to terrorist activities.

                   (xii)         Install no electronic games or other games of chance at the Sonic Restaurant without the express prior written consent of Sonic.

                   (xiii)       Furnish Sonic with current home addresses and phone numbers of Licensee and Licensee’s owners and manager; furnish Sonic with current information regarding the legal and equity ownership and Control of the operation of the Sonic Restaurant; and, upon Sonic’s reasonable request, provide updates of financial information, personal financial statements, and credit information.

                   (xiv)       Notify Sonic’s Communications Department or, if not available, the most senior executive officer of Sonic as soon as possible and, in any event, within 12 hours after the occurrence at the Sonic Restaurant of any event which could have an adverse impact on the Sonic Restaurant and/or the Sonic System, including (without limitation) the death or serious bodily injury of any employee or customer for any reason or the risk of infection by a contagious disease.

   (xv)        Only provide a Sonic-approved toy premium that is appropriate for the age of the child; make a Sonic-approved all-age toy premium available upon customer request; and, except in the case of an all-age toy premium provided as appropriate, only offer the Sonic-approved toy premium corresponding to the Sonic-designated promotion.

   (xvi)       Accept Sonic-designated debit and credit cards, Sonic-approved stored-value cards, and any other Sonic-designated payment means.

   (xvii)      Participate in system-wide initiatives, including technology initiatives such as the PartnerNet technology initiative and other initiatives as may be designated by Sonic from time to time.

   (xviii)     Deal with Persons supplying goods and services to the Sonic Restaurant in a respectful and responsive manner such that the reputation and goodwill of Sonic, its licensees, and the Sonic System are not tarnished in the business community or with consumers; ensure that all Persons that provide goods or services to the Sonic Restaurant during construction and operation are timely and fully paid for such goods and services, except only to the extent that any of the goods and services are non-conforming, damaged, defective, or missing; and, in the event that a dispute arises as to quality or quantity of goods or services furnished to the Sonic Restaurant, timely communicate with and respond to the supplier in a good faith effort to resolve the dispute.  Licensee cannot avoid the obligations contained in this Section 6.05(c)(xviii) by contracting for or obtaining the goods or services indirectly, such as through an intermediary.

   (xix)       Except as to bottled water and paper products and except as allowed by any policy contained in the Sonic Operations Manual, do not sell or serve food and beverage products outside of the Sonic Restaurant premises and do not donate food and beverage products to a third party except upon the prior written consent of Sonic.

   (xx)         Do not sell Sonic coupons, and only sell Sonic-related merchandise on the Internet or by other means upon the prior written consent of Sonic.

   (xxi)        Participate in Sonic-approved marketing, advertising, promotional, and brand enhancement programs.

    (xxii)      In the event Sonic sets a maximum price for any product, do not charge a price in excess of such maximum price for the product; however, Licensee may charge a price lower than the maximum price.

    (xxiii)     Sell the Sonic-approved stored-value card or other Sonic-designated pre-paid payment means.

    (xiv)      Utilize at the Sonic Restaurant a Sonic-approved point-of-sale system that at all times has a non-alterable grand total function so that each item entered in such register and each day’s totals may not be altered once entered.

(d)              Sonic shall have the right to establish new or to modify existing operating procedures, policies, practices, requirements, and guidelines, which shall be effective upon notice from Sonic unless Sonic specifies otherwise.  Such new or modified operating procedures, policies, practices, requirements, and guidelines may require Licensee to incur additional expense.

6.06.            Approved Suppliers and Advertising Agencies.

(a)               Sonic may require the Licensee (i) to purchase food, beverages, signs, and equipment which meet the specifications established by Sonic; (ii) to purchase such items only from Sonic-designated suppliers (which designated suppliers may include Sonic or its Affiliates); and (iii) to retain and utilize exclusively the marketing and advertising services of the Sonic-approved advertising agency of record.  In addition, the Licensee immediately shall use the Licensee’s vote or votes in all advertising cooperatives in which the Licensee participates to support the use of the advertising agency of record for the Sonic drive-in restaurant chain.

(b)              Sonic may require the Licensee to support the use of and to use the products and programs of the beverage syrup supplier approved by Sonic and used by a majority of all Sonic drive-in restaurants, to the exclusion of any other supplier of beverage syrup.

(c)               Sonic may require the Licensee to comply with the foregoing provisions not only for the Sonic Restaurant, but also (to the extent the Licensee exercises Control) for all other Sonic drive-in restaurants for which the Licensee serves as a licensee.

(d)               Sonic hereby explicitly retains the exclusive right to consider, review, and approve any and all suppliers that may hold, sell, or distribute Sonic-labeled goods or products.

(e)               Licensee agrees that its suppliers may provide to Sonic information regarding Licensee’s past due amounts.

(f)               The terms of this Section 6.06 shall continue in effect for as long as the Licensee serves as a licensee for a Sonic drive-in restaurant and shall survive the expiration or termination of this Agreement.

(g)              If at least 95% of all Sonic drive-in restaurants are in compliance with Sections 6.06(a) and 6.06(b), Sonic periodically shall submit the approved advertising agency or beverage syrup supplier to competitive bid or review, but shall not be obligated to do so more often than once every three years.

                6.07.            Best Efforts.

Licensee shall diligently and fully exploit his rights in this Agreement by personally devoting his best efforts and, in case more than one individual has executed this Agreement as the Licensee, at least one individual Licensee shall devote his full time and best efforts to the operation of the Sonic Restaurant.  Licensee shall avoid any activities which, in Sonic’s sole judgment, would be detrimental to or interfere with the business of the Sonic Restaurant, the Sonic System, or Sonic.

6.08.            Interference with Employment Relations of Others.

During the term of this Agreement, except upon the prior written consent of Sonic, Licensee shall not employ or seek to employ any person who is at the time or was at any time during the prior six months employed by Sonic or any of its subsidiaries.  In addition, during the term of this Agreement, except upon the prior written consent of Licensee, Sonic agrees not to employ or seek to employ any person who is at the time or was at any time during the prior six months employed by Licensee in a management level position.

6.09.            Sonic’s Standards.

Licensee shall operate the Sonic Restaurant specified in this Agreement in conformity with the Sonic System and the obligations set forth in this Agreement and shall strictly adhere to Sonic’s standards and policies as they exist now and as they may be from time to time modified.

6.10.            Majority Interest Owner.

Licensee represents, warrants, and agrees that Licensee actually owns the majority interest in the legal and equity ownership and Control of the operation of the Sonic Restaurant, and that Licensee shall maintain such interest during the term of this Agreement except only as otherwise permitted pursuant to the terms and conditions of this Agreement.  Licensee shall furnish Sonic with such evidence as Sonic may request from time to time for the purpose of assuring Sonic that Licensee’s interest remains as represented herein.

6.11.            Electronic Communication and Use of Internet.

(a)               At Sonic’s option, Sonic may post the Sonic Operations Manual (pursuant to Sonic’s obligation to provide Licensee with access to the Sonic Operations Manual, as set forth in Section 8) and other communications on a restricted Intranet or other website to which Licensee will have access.  If Sonic does so, Licensee must periodically monitor the site for any updates to the Sonic Operations Manual or other standards, specifications, and procedures.  Any passwords or other digital identification necessary to access the Sonic Operations Manual and other information on such a site will be deemed to be part of the Confidential Information (defined in Section 9.01).  Further, Licensee agrees that Licensee will establish the channels of communication with Sonic and Licensee’s customers as required by Sonic from time to time, including e-mail, Internet, and other electronic forms of communication, and that Licensee will acquire and maintain any computer or other components necessary for the transmission of such communications.

(b)              Licensee will not establish or operate a website for the Sonic Restaurant or for Licensee’s organization that owns and operates the Sonic Restaurant or other Sonic restaurants under license agreements with Sonic.

7.  PROPRIETARY MARKS.

7.01.            Sonic’s Representations.

Sonic represents with respect to the Proprietary Marks that Sonic will use and permit Licensee and other licensees to use the Proprietary Marks only in accordance with the Sonic System and the standards and specifications attendant thereto which underlie the goodwill associated with and symbolized by the Proprietary Marks.

7.02.            Use of Marks.

With respect to Licensee’s licensed use of the Proprietary Marks pursuant to this Agreement, Licensee agrees that:

(a)               Licensee shall use only the Proprietary Marks designated by Sonic and shall use them only in the manner authorized and permitted by Sonic.

(b)              Licensee shall use the Proprietary Marks only for the operation of the Sonic Restaurant.

(c)               During the term of this Agreement and any renewal hereof, Licensee shall identify itself as the owner of the Sonic Restaurant in conjunction with any use of the Proprietary Marks, including, but not limited to, invoices, order forms, receipts, and contracts, as well as at conspicuous locations on the premises of the Sonic Restaurant.  The identification shall be in the form which specifies Licensee’s name, followed by the term “Licensed Proprietor”, or such other identification as shall be approved by Sonic.

(d)              Licensee’s rights to use the Proprietary Marks are limited to such uses as are authorized under this Agreement, and any unauthorized use thereof shall constitute an infringement of Sonic’s rights.

(e)              Licensee shall not use the Proprietary Marks to incur any obligation or indebtedness on behalf of Sonic.

(f)               Licensee shall not use the Proprietary Marks as part of its corporate or other legal name.

(g)              Licensee shall comply with Sonic’s instructions in filing and maintaining the requisite trade name or fictitious name registrations, and shall execute any documents deemed necessary by Sonic or its counsel to obtain protection for the Proprietary Marks or to maintain their continued validity and enforceability.

(h)              In the event that litigation involving the Proprietary Marks is instituted or threatened against Licensee, Licensee shall promptly notify Sonic and shall cooperate fully in defending or settling such litigation.

7.03.            Licensee’s Understanding.

Licensee expressly understands and acknowledges that:

(a)               As between the parties hereto, Sonic owns the right and interest in and to the Proprietary Marks and the goodwill associated with and symbolized by them, and any and all use thereof by Licensee inures to the benefit of Sonic.

(b)               The Proprietary Marks are valid and serve to identify the Sonic System and those who are licensed under the Sonic System.

(c)               Licensee shall not directly or indirectly contest the validity or the ownership of the Proprietary Marks.

(d)              Licensee’s use of the Proprietary Marks pursuant to this Agreement does not give Licensee any ownership interest or other interest in or to the Proprietary Marks, except the nonexclusive license granted herein.

(e)               Any and all goodwill arising from Licensee’s use of the Proprietary Marks in its licensed operations under the Sonic System shall inure solely and exclusively to Sonic’s benefit, and upon expiration or termination of this Agreement and the License herein granted, no monetary amount shall be assigned as attributable to any goodwill associated with Licensee’s use of the Sonic System or the Proprietary Marks.

(f)                The right and license of the Proprietary Marks granted hereunder to Licensee is nonexclusive except as provided in Section 2.01 of this Agreement, and Sonic thus has and retains the right among others:

    (i)           To grant other licenses for the Proprietary Marks, in addition to those licenses already granted to existing licensees.

    (ii)           To use the Proprietary Marks in connection with selling products and services.

    (iii)           To develop and establish other systems for the same or similar Proprietary Marks, or any other Proprietary Marks, and grant licenses or franchises thereto without providing any rights therein to Licensee.

(g)           Sonic reserves the right to substitute different Proprietary Marks for use in identifying the Sonic System and the businesses operating thereunder if Sonic’s currently owned Proprietary Marks no longer can be used.

7.04.            Other Intellectual Property.

If Licensee develops any trademark, service mark, trade dress, copyright, patent, or other intellectual property for use in promoting or operating the Sonic Restaurant or promoting the Sonic System, such intellectual property will be deemed the property of Sonic or its Affiliate, at Sonic’s election, without charge or the payment of any royalty, and Licensee shall take action as necessary to convey such rights to Sonic.

8.  MANUAL.

Sonic shall provide Licensee access to, for use at the Sonic Restaurant, the Sonic Operations Manual prepared by Sonic for use by licensees of Sonic drive-in restaurants similar to the Sonic Restaurant to be operated by Licensee.  Licensee recognizes that the Sonic Operations Manual contains detailed information relating to operation of the Sonic Restaurant including: (a) food formulas and specifications for designated food and beverage products; (b) methods of inventory control; (c) bookkeeping and accounting procedures; (d) business practices and policies; (e) required equipment; and (f) other management and advertising policies.  Licensee agrees to promptly adopt and use exclusively the formulas, methods, and policies contained in the Sonic Operations Manual, now and as they may be modified by Sonic from time to time, and to return said manual to Sonic at the expiration or earlier termination of this Agreement.

9.  CONFIDENTIAL INFORMATION.

9.01.            Sonic Proprietary and Confidential Information.

Sonic possesses certain unique, proprietary, and confidential information, consisting of methods and procedures for preparation of food and beverage products, confidential recipes for food products, distinctive service and accessories, plans and specifications for interior and exterior signs, designs, layouts, and color schemes, and methods, techniques, formats, systems, specifications, procedures, business information, trade secrets, sales and marketing programs and information, methods of business operations and management, and knowledge of and experience in the operation and franchising of Sonic drive-in restaurants and the Sonic System (collectively, the “Confidential Information”).  Sonic will disclose the Confidential Information to Licensee in furnishing Licensee the Sonic Plans and Specifications for a Sonic drive-in restaurant, the training program, and the Sonic Operations Manual, and in providing guidance and assistance to Licensee during the term of this Agreement.  The Sonic Operations Manual, as modified by Sonic from time to time, and the policies contained therein, are incorporated in this Agreement by reference. Licensee acknowledges that Confidential Information will be disclosed by Sonic through various means, including orally, in writing, and electronically, such as on a restricted Intranet or other website.

9.02.           Licensee’s Use of Proprietary and Confidential Information.

Licensee acknowledges and agrees that Licensee shall not acquire any interest in the Confidential Information, other than the right to utilize it in the development and operation of the Sonic Restaurant (and other Sonic drive-in restaurants under license agreements with Sonic) during the term of this Agreement, and that the use or duplication of the Confidential Information in any other business would constitute an unfair method of competition.  Licensee acknowledges and agrees that the Confidential Information is proprietary to Sonic, may constitute trade secrets of Sonic, and is disclosed to Licensee solely on the condition that Licensee agrees, and Licensee does hereby agree, that Licensee:

   (i)  shall not use the Confidential Information in any other business or capacity, or for the benefit of any other Person or entity;

   (ii) shall maintain the absolute confidentiality of the Confidential Information, and shall not disclose or divulge the Confidential Information to any unauthorized Person or entity, during and after the term of the Agreement;

   (iii) shall not make unauthorized copies of any portion of the Confidential Information disclosed in printed, audio, or video form (except in connection with instruction of employees in the operation of the Sonic Restaurant); and

   (iv) shall adopt and implement all procedures prescribed from time to time by Sonic to prevent unauthorized use or disclosure of the Confidential Information, including, without limitation, restrictions on disclosure thereof to employees of the Sonic Restaurant and the use of nondisclosure and non-competition clauses in employment agreements with employees (including all owners, shareholders, members, officers, and partners of Licensee) who have access to the Confidential Information.

9.03.            Licensee’s Use of Sonic Operations Manual.

Licensee may not at any time, in any manner, directly or indirectly, and whether or not intentionally, copy any part of the Sonic Operations Manual, permit any part of it to be copied, disclose any part of it except to employees or others having a need to know its contents for purposes of operating the Sonic Restaurant, or permit its removal from the Sonic Restaurant without prior written consent from Sonic.  Notwithstanding anything to the contrary contained in this Agreement and provided Licensee shall have obtained Sonic’s prior written consent, the restrictions on Licensee’s disclosure and use of the Confidential Information shall not apply to the following:

(a)               information, processes, or techniques which are or become generally known in the food service industry, other than through disclosure (whether deliberate or inadvertent) by Licensee; and

(b)              disclosure of the Confidential Information in judicial or administrative proceedings to the extent that Licensee is legally compelled to disclose such information, provided Licensee shall have used its best efforts, and shall have afforded Sonic the opportunity, to obtain an appropriate protective order or other assurance satisfactory to Sonic of confidential treatment for the information required to be so disclosed.

9.04.            No Information to the Public.

Licensee acknowledges that Sonic’s parent company, Sonic Corp., is a public company, and that Sonic Corp. makes certain information regarding the performance of the Sonic System available to the public, including investors and financial analysts, in the normal course of business. Licensee further acknowledges that Licensee’s own disclosure of certain information to the public could interfere with the business of Sonic.  Licensee agrees that it will not provide to the public, or to any investor, financial analyst, or person that influences investments, any information that might indicate the performance of the Sonic System, the Sonic restaurant chain, or any aspect thereof, including sales information, except that Licensee may provide information to attorneys, accountants, financial planners, and other professionals as required in the course of Licensee’s personal business or the operation of the Sonic Restaurant.

10.  ACCOUNTING AND RECORDS.

10.01.          Due Date.

On or before the 10th day of each month, Licensee shall submit to Sonic a complete profit and loss statement in a form prescribed by Sonic and such statistical reports in such form as Sonic shall reasonably require from time to time, for the previous month immediately ended, or for such other time period as may be designated by Sonic.  Such profit and loss statements and other statistical and financial reports required by this Agreement shall be submitted by electronic means as specified by Sonic.

10.02.          Record Retention.

Licensee shall keep and preserve full and complete records of the Sonic Restaurant business for at least three years in a manner and form satisfactory to Sonic and shall also deliver such additional financial, operating, and other information and reports as Sonic may reasonably request on the forms and in the manner prescribed by Sonic; provided, however, that Licensee shall maintain, at a minimum, those books and records required to be kept by the Internal Revenue Service under the Internal Revenue Code for purposes of its regulation of Licensee’s business and make the same books available to Sonic.

10.03.          Charitable Contributions and Discounts.

In meeting the requirements set forth in Sections 10.01 and 10.02 above, Licensee shall keep records substantiating and enter as a line item on its financial statements amounts representing the valuation for goods (whether food, paper, or otherwise) which constitute charitable contributions to third parties from the same goods out of the Sonic Restaurant.  Likewise, the Licensee shall maintain records and enter on its financial statements (particularly a line item on its profit and loss statement) information representing the value or amount of sales represented by coupons traded with and discounts granted by the Licensee at the Sonic Restaurant.

10.04.          Annual Reports.

Licensee further agrees to submit, within 90 days following the close of each fiscal year of the Sonic Restaurant’s operation, a profit and loss statement covering operations during such fiscal year and the balance sheet taken as of the close of such fiscal year.

10.05.          Audit by Sonic.

Sonic shall have the right to inspect and audit Licensee’s accounts, books, records, and tax returns at all times during and after the term of this Agreement.  If such inspection discloses that Gross Sales actually exceeded or, pursuant to generally accepted audit methodologies, should have exceeded the amount reported by Licensee, Licensee shall immediately pay Sonic:  (i) the additional royalty fee, brand fee, and advertising expenditures; (ii) interest on all unpaid amounts (from the original due date) at a rate equal to that provided by Section 5.05 herein; and (iii) a 10% surcharge on all unpaid amounts.  If such inspection discloses that Gross Sales actually exceeded or, pursuant to generally accepted audit methodologies, should have exceeded the amount reported by Licensee as Licensee’s Gross Sales by an amount equal to 3% or more of the Gross Sales originally reported to Sonic, Licensee shall bear the cost of such inspection and audit at rates and fees customarily charged by Sonic for such auditing and inspecting services and duties.  Unpaid brand fees, including interest and surcharges collected by Sonic pursuant to this section, shall be used in accordance with the expenditures authorized by Section 5.03; nevertheless, Sonic may, on a case by case basis, at Sonic’s sole discretion, use such collected amounts in accordance with the expenditures authorized by Section 11.01.  Sonic shall have the right to bring an action in its own name to collect unpaid brand and advertising expenditures required by Section 11 herein.

10.06.         Third-Party Audit.

If Sonic has reason to believe that the Licensee may not have reported all of its Gross Sales, Sonic may require the Licensee to have its profit and loss statement and balance sheet certified by an independent public accountant.  Licensee shall at his expense cause a Certified Public Accountant to consult with Sonic concerning such statement and balance sheet.  The original of each such reports required by this Section 10.06 shall be mailed to Sonic’s business office at the address designated in Section 19 below.

10.07.          Licensee’s Failure to Timely Deliver Financial Records.

If Licensee fails to timely provide Sonic with complete profit and loss statements, accounts, books, records, and tax returns pertaining to the Sonic Restaurant business, or fails to fully cooperate with Sonic’s audit of the Sonic Restaurant business, Sonic shall have the right to estimate Licensee’s Gross Sales for the Sonic Restaurant using information available on the Sonic Restaurant or other Sonic drive-in restaurants.  Licensee agrees to accept Sonic’s estimates as conclusively correct until Licensee fully complies with Sonic’s accounting and disclosure requirements under this Agreement.  However, if the Licensee’s subsequent accounting and disclosures reveal that Licensee under-reported Gross Sales or underpaid fees due under this Agreement, Sonic may recover all deficiencies and may litigate claims of fraud even though Sonic may have already obtained a judgment using Sonic’s estimates.  Furthermore, nothing in this Agreement or any judgment using estimates shall prevent or hinder Sonic’s further efforts and rights to obtain the accounting and disclosures which Licensee is required to give to Sonic under this Agreement.  Without regard to whether Licensee fails to timely provide records to Sonic or fails to fully cooperate with Sonic in the audit of the Sonic Restaurant, Sonic may make estimates during the audit process or for other purposes as allowed by generally accepted accounting principles or audit methodologies.

10.08.                      Financial Disclosure.

Sonic shall have the right to assemble and disseminate to third parties financial and other information regarding the Licensee and other licensees of Sonic to the extent required by law or to the extent necessary or appropriate to further the interests of the Sonic System as a whole.  Sonic shall have the right to disclose the business name, address, and telephone number of the Licensee as they appear in Sonic’s records to any Person making inquiry as to the ownership of the Sonic Restaurant.  Sonic shall not disclose specific financial information regarding the Licensee or the Sonic Restaurant to any Person without (a) the Licensee’s prior, written consent or (b) being directed to disclose the information pursuant to the order of a court or other governmental agency.

10.09.          Accounting Services.

       In the event that Licensee is late three or more times during any 12-month period in paying any fee or obligation required by this Agreement, including the royalty fees set forth in Section 5.02 and the brand and advertising expenditures set forth in Sections 5.03 and 11, Sonic shall have the right to require Licensee to use Sonic’s accounting services for the term of this Agreement and any renewal, for which cost Licensee shall reimburse Sonic.  This requirement is in addition to all other rights Sonic may have under the terms of this Agreement and otherwise.

10.10.         Application of Payments.

Despite any payment designation by Licensee, Sonic may apply any payments received from Licensee pursuant to this Agreement to the oldest debt or in accordance with any payment application process prescribed by Sonic.

11.  ADVERTISING AND BRAND EXPENDITURES.

11.01.          Standard Programs.

                Recognizing the value of advertising and the importance of the standardization of advertising and brand programs to the furtherance of the goodwill and public image of the System, the parties agree as follows:

(a)               In the event the Sonic Restaurant lies within a DMA for which a Sonic-approved advertising cooperative has been formed, Licensee (i) shall join such advertising cooperative or such other advertising cooperative as may be designated by Sonic; (ii) shall abide by, follow, support, and promote the financial accounting requirements established by Sonic from time to time for advertising cooperatives, including complying with the format of financial reporting required by Sonic, acknowledging Sonic’s right to audit the advertising cooperative, cooperating fully with Sonic in the event of any such audit, and using either the cooperative accounting services of Sonic or another Sonic-approved accounting service; (iii) shall support the adoption of only those bylaws approved by Sonic for the advertising cooperative; and (iv) shall not purchase media outside of the advertising cooperative.  Licensee shall contribute to such advertising cooperative an amount required by such advertising cooperative on a schedule required by such advertising cooperative, provided that such contributions shall occur no less often than each calendar month and shall be of an amount not less than 3.25% of Licensee’s Gross Sales from the Sonic Restaurant during each partial or full calendar month.  If the DMA has, in Sonic’s sole discretion, been designated a “developing market,” Licensee shall instead contribute to the advertising cooperative not less than 5% of Licensee’s Gross Sales from the Sonic Restaurant during each partial or full calendar month; however, at any time Sonic may alternatively designate other uses for any portion of such developing market contribution if Sonic determines, in its sole discretion, that there is less need for advertising and a greater need for another use.

(b)              In the event there exists no Sonic-approved advertising cooperative in the DMA in which the Sonic Restaurant is located, Licensee shall promptly form an advertising cooperative for the DMA and further comply with the requirements set forth in Sections 11.01(a) and 11.01(c) and other provisions of this Agreement applicable to and related to advertising cooperatives.

(c)               Sonic or its designee shall maintain and administer a marketing fund for the Sonic System titled the System Marketing Fund (the “SMF”) as follows:

    (i)           The SMF shall be administered by Sonic, and funds paid to the SMF shall be deposited in a separate bank account denoted as the System Marketing Fund.

   (ii)          The advertising cooperative of which Licensee is a member shall pay to the SMF a sum equal to 2% of Licensee’s Gross Sales (or higher as may be prescribed by Sonic) from the contribution paid by Licensee to the advertising cooperative.

   (iii)          Sonic shall direct all marketing programs with sole discretion over the creative concepts, materials, and media used in such programs.  The Licensee acknowledges that Sonic and its designees undertake no obligation in administering the SMF to make expenditures for Licensee which are equivalent or proportionate to Licensee’s contribution.

   (iv)          The SMF is intended to complement local marketing efforts by promoting the message of the Sonic brand to an expanded audience.  The SMF and all earnings thereof shall be used primarily to purchase national broadcast, print, interactive, and other media, sponsorships, and brand enhancement opportunities.  The SMF and its earnings shall not inure to the benefit of Sonic.

   (v)          The SMF is not an asset of Sonic, and an independent certified public accountant designated by Sonic shall review the operation of the SMF annually, and the report shall be made available to Licensee upon request.  Notwithstanding the foregoing, the body approved and designated by the Sonic as the body to consult with regarding the Sonic’s maintenance and administration of the SMF (such as the Franchise Advisory Council Executive Committee or its successor) may designate the independent public accountant to conduct the required review of the operation of the SMF if requested in writing at least 30 but not more than 60 days prior to the end of each fiscal year.

   (vi)         Although Sonic intends the SMF to be of perpetual duration, Sonic maintains the right to terminate the SMF.  The SMF shall not be terminated, however, until all monies in the SMF have been expended for marketing and promotional purposes as aforesaid.

   (vii)        On at least a quarterly basis, Sonic shall consult with the body approved and designated by Sonic (such as the Franchise Advisory Council Executive Committee or its successor) regarding Sonic’s maintenance and administration of the SMF and shall report to that body on the SMF’s operation.

(d)              For purposes of determining the amount which the Licensee is required to contribute pursuant to Sections 11.01(a) and 5.03, above, for each calendar month which is the subject of review, the parties hereto agree that the preceding calendar month shall be used in determining the Gross Sales of the Sonic Restaurant to determine the contributions or expenditures required hereunder.  For example, to determine the contributions or expenditures required for February, the parties hereto agree that they will look to the preceding January’s sales in order to determine the Gross Sales to determine the amount which must be contributed or expended by the Licensee under these Sections 11.01(a) and 5.03.  In the event the amounts required by Sections 11.01(a) and 5.03 are not paid in a timely fashion, Licensee shall pay Sonic in accordance with Section 10.05.

(e)               All advertising by Licensee in any medium which utilizes the Proprietary Marks or refers in any way to the Sonic Restaurant shall be conducted in a dignified manner and shall conform to such standards and requirements as Sonic may specify from time to time in writing.  Licensee shall submit to Sonic (in accordance with the notice provisions contained herein), for Sonic’s prior approval (except with respect to prices to be charged unless the terms of Section 6.05(c)(xxii) apply), samples of all advertising and promotional plans and materials that Licensee desires to use that use the Proprietary Marks or refer to the Sonic Restaurant and that have not been prepared or previously approved by Sonic.  If written disapproval thereof is not received by Licensee within 15 days from the date of receipt by Sonic of such materials, Sonic shall be deemed to have given the required approval.  Upon notice from Sonic, Licensee shall discontinue and/or remove any objectionable advertising material, whether or not same was previously approved by Sonic.  If said materials are not discontinued and/or removed within five days after notice, Sonic or its authorized agents, may, at any time, enter upon Licensee’s premises, or elsewhere, and remove any objectionable signs or advertising media and may keep or destroy such signs or other media without paying therefore, and without being guilty of trespass or other tort.

(f)               Sonic may offer from time to time to provide, upon terms subject to the discretion of Sonic, approved local advertising and promotional plans and materials, including, without limitation, newspaper display space and distributed promotional materials.

(g)              Sonic or its designee shall maintain and administer a fund for the Sonic System titled the Sonic Brand Fund (the “SBF”) (formerly known as the Sonic Advertising Fund) as follows:

   (i)            As provided in Section 5.03 hereof, Licensee shall pay a brand contribution fee to the SBF, which shall be deposited in a separate bank account denoted as the Sonic Brand Fund.

   (ii)           Sonic shall direct all brand programs with sole discretion over the concepts, materials, guidelines, and media used in such programs.  The SBF is intended to enhance the Sonic System and maximize general public recognition and acceptance of the Proprietary Marks for the benefit of the System, and the Licensee acknowledges that Sonic and its designees undertake no obligation in administering the SBF to make expenditures for Licensee which are equivalent or proportionate to Licensee’s contribution, and nothing in this Section 11.01 shall contravene the intent in Section 11.01(g)(iv).

   (iii)          The SBF and all earnings thereof shall be used exclusively to meet any and all costs of maintaining, administering, directing, and preparing advertising and other promotional programs (including, without limitation, the cost of preparing and conducting television, radio, magazine, and newspaper advertising campaigns and other public relations activities; employing advertising agencies to assist therein; and providing promotional brochures and other marketing materials to licensees in the Sonic System) as well as any other purpose that promotes, enhances, or protects the Sonic System including, but not limited to, food safety programs, customer feedback programs, and Sonic Games.  All sums paid by licensees to the SBF shall be maintained in a separate account from the other funds of Sonic.  The SBF shall pay Sonic monthly an amount equal to 15% of the SBF’s receipts during the preceding month, but not to exceed Sonic’s actual administrative costs and overhead, if any, as Sonic may incur in activities reasonably related to the administration or direction of the SBF for the licensees and the Sonic System, including without limitation, conducting market research, preparing marketing, advertising, and other materials, and collecting and accounting for assessments for the SBF.  The SBF and its earnings shall not inure to the benefit of Sonic.

   (iv)         All materials produced by the SBF shall be made available to all licensees on a regular basis at less than full production cost but including the cost of distribution.  This Section 11.01(g)(iv) shall not preclude Sonic from offering other materials not produced by the SBF upon terms subject to the discretion of Sonic.  (See Section 11.01(f).)

   (v)          The SBF is not an asset of Sonic, and an independent certified public accountant designated by Sonic shall review the operation of the SBF annually, and the report shall be made available to Licensee upon request.  Notwithstanding the foregoing, the body approved and designated by Sonic as the body to consult with regarding Sonic’s maintenance and administration of the SBF (such as the Franchise Advisory Council Executive Committee or its successor) may designate the independent public accountant to conduct the required review of the operation of the SBF, if requested in writing at least 30 but not more than 60 days prior to the end of each fiscal year.

   (vi)         Although Sonic intends the SBF to be of perpetual duration, Sonic maintains the right to terminate the SBF.  Such SBF shall not be terminated, however, until all monies in the SBF have been expended for purposes as aforesaid.

   (vii)        On at least a quarterly basis, Sonic shall consult with the body approved and designated by Sonic (such as the Franchise Advisory Council Executive Committee or its successor) regarding Sonic’s maintenance and administration of the SBF and shall report to that body on the SBF’s operation.

(h)              Coupons created or developed by or for Licensee for use in promoting the Sonic Restaurant are subject to the provisions of Section 11.01(e).  Additionally, such coupons shall conspicuously state (i) the location(s) where the coupons will be accepted and (ii) an expiration date.  Licensee shall use its best efforts to ensure that coupons created or developed for the Sonic Restaurant or its market are not distributed outside the area of the Sonic Restaurant or its market.

11.02.          Publicity.

                Sonic shall have the right to photograph the Sonic Restaurant’s exterior and/or interior, and the various foods served, and to use any such photographs in any of its publicity or advertising, and Licensee shall cooperate in securing such photographs and consent of Persons pictured.

12.  INSURANCE.

12.01.          Insurance Amounts.

                Prior to opening or taking possession of the Sonic Restaurant, the Licensee shall acquire and thereafter maintain insurance from insurance companies acceptable to Sonic.  The Licensee shall determine the appropriate limits of liability insurance and shall also have the right to specify other forms of insurance, but Sonic shall require the following minimum amounts and policy forms of insurance:

(a)               The Licensee shall maintain statutory worker’s compensation insurance and employer’s liability insurance having a minimum limit of liability of the greater of $500,000 or the minimum amount otherwise required by applicable state law.  Sonic shall accept participation in the Texas Sonic Employers Trade Association (“TSETA”) or in the non-subscriber program for Sonic drive-in restaurants located in Texas as long as Texas law does not require statutory worker’s compensation insurance.

(b)              The Licensee shall maintain commercial general liability insurance, including bodily injury, property damage, products, personal, and advertising injury coverage, on an occurrence policy form having a minimum per occurrence and general aggregate limits of at least $1,000,000 per location.

(c)               The Licensee shall maintain non-owned automobile liability insurance having a minimum limit of $1,000,000.  The automobile policy also shall provide coverage for owned automobiles if owned or leased in the name of the Licensee.

(d)               The Licensee shall maintain excess (umbrella) liability insurance having a minimum limit of $1,000,000 per occurrence / general aggregate per location.

(e)               The Licensee shall maintain business income interruption insurance with an endorsement providing for reimbursement for a minimum of 12 months to Sonic, any Sonic-administered fund, and the advertising cooperative of which the Licensee is a member, as applicable, for payments due under Sections 5.02, 5.03, and 11.01 stemming from an event causing closure of the Sonic Restaurant for 48 hours or more.

(f)                Sonic shall have the right to require the Licensee to increase the insurance specified above by giving the Licensee 60 days’ written notice in accordance with the notice provisions of this Agreement, and the Licensee shall comply no later than the first policy renewal date after that 60-day period.

12.02.          Sonic as Additional Insured.

The Licensee shall name Sonic and Sonic’s subsidiaries and Affiliates as additional insureds and loss payees under the insurance policies specified in Sections 12.01(b), 12.01(c), 12.01(d), and 12.01(e), above, and under any insurance policy (including any employment practices liability insurance policy) that provides coverage for an event that could result in a lawsuit in which Sonic is named a defendant.  The Licensee’s policies shall constitute primary policies of insurance with regard to other insurance, shall contain a waiver of subrogation provision in favor of Sonic as it relates to the operation of the Sonic Restaurant, and shall provide for at least 30 days’ written notice to Sonic prior to their cancellation or amendment.

12.03.          General Conditions.

Prior to opening or taking possession of the Sonic Restaurant and within 10 days of any request by Sonic, the Licensee shall furnish Sonic with certificates of insurance evidencing that the Licensee has obtained the required insurance in the form and amounts as specified above.  In addition, the Licensee shall deliver evidence of the continuation of the required insurance policies at least 30 days prior to the expiration dates of each existing insurance policy.  If the Licensee at any time fails to acquire and maintain the required insurance coverage, Sonic shall have the right, at the Licensee’s expense, to acquire and administer the required minimum insurance coverage on behalf of the Licensee.  However, Sonic shall not have any obligation to assume the premium expense, and nothing in this Agreement shall constitute a guaranty by Sonic against any losses sustained by the Licensee.  Sonic may relieve itself of all duties with respect to the administration of any required insurance policies by giving 10 days’ written notice to the Licensee.

13.  TRANSFER OF INTEREST.

13.01.          Assignment.

The rights and duties created by this Agreement are personal to Licensee, and Sonic has granted the License in reliance on the collective character, skill, aptitude, and business and financial capacity of Licensee and Licensee’s principals.  Accordingly, except as may be otherwise permitted by this Section 13, neither Licensee nor any Person or entity with an interest in Licensee shall directly or indirectly, through one or more intermediaries, without Sonic’s prior written consent, sell, assign, transfer, convey, give away, pledge, mortgage, or otherwise encumber any direct or indirect interest in the Agreement; any interest in Licensee, if Licensee is a partnership, joint venture, closely held corporation, limited liability company, or other business entity; or any interest which, together with other related previous simultaneous or proposed transfers, constitutes a transfer of Control of Licensee where Licensee is registered under the Securities Exchange Act of 1934 or which is a trust.  Any such purported assignment occurring by operation of law or without Sonic’s prior written consent and pursuant to the terms of this Section 13, shall constitute a default of this Agreement by Licensee, and such purported assignment shall be null and void.

13.02.          Death or Permanent Incapacity of Licensee.

Upon the death or permanent incapacity of Licensee, the interest of Licensee in the Agreement may be assigned either pursuant to the terms of Section 13.04 herein or to one or more of the following Persons:  Licensee’s spouse, heirs, or nearest relatives by blood or marriage, subject to the following conditions:  (1) If, in the sole discretion of Sonic, such persons shall be capable of conducting the Sonic Restaurant business in accordance with the terms and conditions of the Agreement, and (2) if such persons shall also execute an agreement by which they personally assume full and unconditional liability for and agree to perform all the terms and conditions of the Agreement to the same extent as the original Licensee.  In the event that Licensee’s heirs do not obtain the consent of Sonic as assignees of the Agreement, the personal representative of Licensee shall have the greater of 120 days or the completion of the probate of the Licensee’s estate to dispose of Licensee’s interest hereunder, which disposition shall be subject to all the terms and conditions for assignments under Section 13.04.  Licensee’s personal representative shall cooperate with Sonic to provide, in a timely manner, such documents as may be requested by Sonic, including without limitation Licensee’s death certificate and estate documents, to assist Sonic to determine or confirm Licensee’s assignees.

13.03.          Assignment to Licensee’s Corporation or Other Business Entity.

Sonic may, upon Licensee’s compliance with the following requirements, consent to an assignment of the Agreement to a corporation whose shares are owned and Controlled by Licensee or to another business entity, such as a limited liability company, whose interests are owned and Controlled by Licensee.  Such written materials shall be supplied to Sonic within 15 days after the request by Sonic.

(a)               Licensee’s corporation or other business entity shall be newly organized, and its charter or equivalent organizational document shall provide that its activities are confined exclusively to operating the Sonic Restaurant.

(b)              Licensee and Licensee’s corporation or other business entity shall maintain stop transfer instructions against the transfer on Licensee’s corporation’s or other business entity’s records of any securities or interests with any voting rights subject to the restrictions of Section 13 hereof, and shall issue no securities upon the face of which the following printed legend does not legibly and conspicuously appear.

The transfer of this stock is subject to terms and conditions of one or more license agreements with Sonic Industries LLC.  Reference is made to said license agreement(s) and the restrictive provisions of the Articles and By-Laws of this corporation.  By agreeing to receive these securities, the transferee hereby agrees to be bound by the terms of such agreements, articles, and by-laws.

(c)               At any time upon Sonic’s request, Licensee and Licensee’s corporation or other business entity shall furnish Sonic with a list of all shareholders, partners, or members, as applicable, having an interest in Licensee’s corporation or other business entity, the percentage interest of such shareholder, partner, or member, and a list of all officers and directors or managers  in such form as Sonic may require.

(d)              The name of Licensee’s corporation or other business entity shall not include any of the Proprietary Marks granted by the Agreement.  Licensee and Licensee’s corporation or other business entity shall not use any mark nor any name deceptively similar thereto in a public or private offering of its securities or other interest, except to reflect Licensee’s corporation’s or other business entity’s license relationship with Sonic.  Any prospectus or registration Licensee or Licensee’s corporation would propose to use in such a public or private offering shall be submitted to Sonic within a reasonable time prior to the effective date thereof for the purpose of permitting Sonic to verify compliance with this requirement by Licensee and Licensee’s corporation.

(e)               Articles of Incorporation, By-Laws, and all other documents governing Licensee’s corporation or other business entity shall be forwarded to Sonic for approval.  Such documents shall recite that the issuance and transfer of any interest in Licensee’s corporation or other business entity are restricted by the terms of Section 13 of this Agreement.

(f)               Each shareholder, partner, or member, as applicable, of the Licensee’s corporation or other business entity shall personally guarantee performance under this Agreement and shall be personally bound by the terms thereof.

(g)              Any breach of this Agreement by Licensee’s corporation or other business entity shall be deemed a breach of this Agreement by each shareholder, partner, or member, as applicable, of Licensee’s corporation or other business entity and each shareholder, partner, or member, as applicable, shall be personally and fully liable and obligated by any and all such breaches.

(h)              Licensee and Licensee’s corporation or other business entity shall submit to Sonic, prior to any assignment hereunder, a shareholders, partners, or members agreement, as applicable, executed by the Board of Directors or managers, as applicable, and ratified by all shareholders, partners, or members, which states that, except as may be permitted by Section 13 of this Agreement, no shares of stock or other interest in Licensee’s corporation or other business entity shall be issued, transferred, or assigned to any Person or entity without Sonic’s prior written consent.

(i)               Each and every shareholder, partner, or member of Licensee’s corporation or other business entity or any party owning a security issued by, or owning any legal or equitable interest in Licensee’s corporation or other business entity or in any security convertible to a legal or equitable interest in Licensee’s corporation or other business entity shall meet those same standards of approval as an individual licensee shall be required to meet prior to being included as a licensee on a standard license agreement with Sonic.

13.04.          Other Assignment.

(a)               In addition to any assignments or contingent assignments contemplated by the terms of Sections 13.02 and 13.03, Licensee shall not sell, transfer, or assign the Agreement to any Person or Persons (including to another Licensee under this Agreement where more than one Person has executed this Agreement) without Sonic’s prior written consent.  Such consent shall not be unreasonably withheld.

(b)              In determining whether to grant or to withhold such consent, the following requirements must be met by Licensee:

   (i)           All of Licensee’s accrued monetary obligations shall have been satisfied whether due under this Agreement or otherwise.

   (ii)          Sonic and the Licensee execute a general release of each other, in a form satisfactory to Sonic, of any and all claims the Licensee may have against Sonic and its Affiliates, including (without limitation) all claims arising under any federal, state, or local law, rule, or ordinance, but excluding (as to Sonic) any claims against the Licensee for (a) unpaid moneys due Sonic, its Affiliates, or Sonic-approved advertising cooperatives, (b) the violation of the legal rights of Sonic or its Affiliates regarding the Proprietary Marks, (c) the violation of any of the covenants contained in Section 16.01 of this Agreement, (d) the violation of any duty under this Agreement to insure, defend, or indemnify Sonic or its Affiliates or to hold Sonic or its Affiliates harmless, and (e) the violation of any other agreement with Sonic or its Affiliates.  Sonic may waive the requirements of this Section 13.04(b)(ii) at Sonic’s election.

   (iii)         Licensee shall not be in material breach of this Agreement or any other agreement between Sonic and Licensee.

    (iv)       Assignee (or the assignee’s management, as the case may be) shall at Sonic’s sole discretion enroll in and successfully complete such training programs as Sonic shall at that time designate according to Section 6.04 hereof.

    (v)        Sonic shall consider of each prospective transferee, by way of illustration, the following:  (a) work experience and aptitude, (b) financial background, (c) character, (d) ability to personally devote full time and best efforts to managing the Sonic Restaurant, (e) residence in the locality of the Sonic Restaurant, (f) equity interest in the Sonic Restaurant, (g) conflicting interests, and (h) such other criteria and conditions as Sonic shall apply in the case of an application for a new license to operate a Sonic drive-in restaurant.  Sonic’s consent shall also be conditioned upon such transferee’s execution of an agreement by which transferee personally assumes full and unconditional liability for and agrees to perform from the date of such transfer all obligations, covenants, and agreements contained in this Agreement to the same extent as if transferee had been an original party to the Agreement.  At Sonic’s election, Sonic may alternatively allow such transferee to sign the then-current form of license agreement for Sonic drive-in restaurants subject to all terms, conditions, obligations, and covenants contained in that form of license agreement, including the full term of that license agreement.

(c)               Following License’s sale, assignment, or transfer of this Agreement, Licensee shall remain subject to Section 16.01 of this Agreement.

13.05.          Sonic’s Right of First Refusal.

(a)               If Licensee or any Person or entity with an interest in Licensee has received and desires to accept any bona fide offer to purchase all or any part of Licensee’s interest in this Agreement or in Licensee and the transfer of such interest would: (1) result in a change of Control of Licensee of this Agreement or (2) constitute a transfer of interest held by a Controlling Person of Licensee or of the Agreement, Licensee or such Person shall notify Sonic in writing of each such offer, with such notice including the name and address of the proposed purchaser, the amount and terms of the proposed purchase price, a copy of the proposed purchase contract (signed by the parties, but expressly subject to Sonic’s right of first refusal), and all other terms and conditions of such offer.  Sonic shall have the right and option, exercisable within 20 days after Sonic’s receipt of such written notification, to send written notice to Licensee or such Person or entity that Sonic or its designee intends to purchase the interest which is proposed to be transferred on the same terms and conditions offered by the third party, provided that Sonic has the right to substitute cash for any consideration offered by the third party.  Any material change in the terms of an offer prior to closing shall cause it to be deemed a new offer, subject to the same right of first refusal by Sonic or its designee as in the initial offer; provided, however, that such new offer shall not affect Sonic’s right and option, within 20 days of notice to Sonic of the initial offer, to provide notice of its intent to purchase the interest on the terms and conditions in the initial offer.  Sonic’s failure to exercise its option shall not constitute a waiver of any other provision of this Agreement, including any of the requirements of this Section 13 with respect to the proposed transfer.  Silence on the part of Sonic shall constitute rejection.  If the proposed sale includes assets of Licensee not related to the operation of a licensed Sonic drive-in restaurant, Sonic may purchase not only the assets related to the operation of a licensed Sonic drive-in restaurant, but may also purchase the other assets.  An equitable purchase price shall be allocated to each asset included in the proposed sale.  In any purchase by Sonic pursuant to this Section 13(a), Sonic shall have the right to require the seller to make customary representations and warranties.

(b)              The election by Sonic not to exercise its right of first refusal as to any offer shall not affect its right of first refusal as to any subsequent offer.

(c)               Any sale or attempted sale effected without first giving Sonic the right of first refusal described above shall be void and of no force and effect.

(d)              If Sonic does not accept the offer to purchase the Sonic Restaurant, Licensee may conclude the sale to the purchaser who made the offer so long as the terms and conditions of such sale are identical to those originally offered to Sonic; provided, however, that Sonic’s approval of the assignee be first obtained, which consent shall not be unreasonably withheld upon compliance with the conditions on assignment imposed by this Agreement.

(e)               The provisions of this Section 13.05 shall not apply to any proposed transfers to members of the Licensee’s immediate family.  For the purposes of this Section 13.05, a member of the Licensee’s immediate family shall mean the Licensee’s spouse, children (by birth or adoption), and stepchildren.  In addition, the provisions of this Section 13.05 shall not apply to any proposed transfers to a Person who already owns an interest (directly or indirectly) in this Agreement as long as the transfer will not result in a change in Control of the Licensee or the Agreement.

13.06.         Consent to Assignments.

With regard to any transfer, assignment, or pledge of any interest in this Agreement or in the Licensee pursuant to the foregoing provisions of this Section 13, Sonic shall not withhold its consent unreasonably as long as the proposed transfer, assignment, or pledge otherwise complies with the other requirements set forth in this Section 13.

14.  DEFAULT AND TERMINATION.

14.01.          Optional Termination.

Licensee shall be deemed to be in breach of this Agreement and Sonic may, at its option, terminate this Agreement and all rights granted herein at any time during the term hereof without affording Licensee any opportunity to cure the breach, effective immediately upon Licensee’s receipt of a notice of termination, upon the occurrence of any of the following events:

(a)               Licensee shall become insolvent.

(b)              Licensee, either personally, through an equity owner, or through Licensee’s attorney, shall give oral or written notice to Sonic of Licensee’s intent to file a voluntary petition under any bankruptcy law.

(c)               A final judgment aggregating in excess of $5,000 against the Sonic Restaurant or property connected with the Sonic Restaurant which remains unpaid for thirty days.

(d)              Suit to foreclose any lien against any assets of the Sonic Restaurant is instituted against Licensee and (i) is not dismissed within 30 days, (ii) such lien is not contested and challenged through the applicable administrative agencies or courts, or (iii) a bond is not posted (if such remedy is available) to delay any such foreclosure and guarantee performance.

(e)               The assets of the Sonic Restaurant are sold after being levied thereupon by sheriff, marshal, or a constable.

(f)                Transfer of this Agreement, in whole or in part, is effected in any manner inconsistent with Section 13 hereof.

(g)               The assets, property, or interests of Licensee are blocked under any law, ordinance, or regulation relating to terrorist activities or Licensee is otherwise in violation of any such law, ordinance, or regulation.

(h)               If Licensee ceases to operate the Sonic Restaurant or otherwise abandons the Sonic Restaurant (other than closure permitted pursuant to Section 6.05(c)(vi) herein) or forfeits the legal right to do or transact business at the location licensed herein.

(i)                If Licensee is convicted of a felony, a crime involving moral turpitude, or any other crime or offense that is reasonably likely, in the sole opinion of Sonic, to adversely affect the Sonic System, the Proprietary Marks, the goodwill associated therewith, or Sonic’s rights therein.

(j)                If Licensee misuses or makes any unauthorized use of any of the Proprietary Marks or any other identifying characteristic of the Sonic System or otherwise materially impairs the goodwill associated therewith or Sonic’s rights therein, and the Licensee will not or cannot cure the default within 30 days.

(k)               If Licensee improperly discloses trade secrets or confidential information, and the Licensee will not or cannot cure the default within 30 days.

(l)                If continued operation of the Sonic Restaurant might endanger public health or safety.  In such case, whether or not Sonic elects to terminate this Agreement, Sonic may immediately close the Sonic Restaurant unless and until the situation is, in Sonic’s judgment, satisfactorily resolved.

(m)              If Licensee knowingly or through gross negligence maintains false books or records or knowingly or through gross negligence submits any false report to Sonic.

(n)              If Licensee is in default of this Agreement three or more times in any given 12-month period, whether or not such default is cured.

14.02.          Period to Cure.

Except as provided in Section 14.01, Licensee shall have 30 days after receipt from Sonic of a written notice of breach of this Agreement or such notice period as is required by the law of the state where the Sonic Restaurant is located, within which to remedy any breach hereunder.  However, this period to cure will not be available to Licensee, and Sonic will not be required to delay termination of this Agreement, where the breach involved is one which Licensee cannot cure within the prescribed cure period or is one which is impossible to cure.  Licensee shall be in breach hereunder for any failure to comply with any of the terms of this Agreement or to carry out the terms of this Agreement.  Such breach shall include, but shall not be limited to, the occurrence of any of the following illustrative events:

(a)               If the Licensee or Persons Controlling, Controlled by, or under common Control with Licensee fail to pay any past due amounts owed to Sonic, whether for the Sonic Restaurant or otherwise.

(b)              If Licensee fails to promptly pay, or repeatedly delays the prompt payment of, undisputed invoices from Licensee’s suppliers or in the remittance of rent and property tax as required in Licensee’s lease.

(c)               If Licensee fails to maintain and operate the Sonic Restaurant in a good, clean, and wholesome manner or otherwise is not in compliance with the standards prescribed by the Sonic System.  In such case, whether or not Sonic elects to terminate this Agreement, Sonic may immediately close the Sonic Restaurant unless and until the failure or noncompliance is cured.

(d)              If Licensee attempts to assign or transfer any interest in this Agreement in violation of Section 13 herein.

(e)               If Licensee denies Sonic the right to inspect the Sonic Restaurant at reasonable times, which includes the right to photograph the interior and exterior of the Sonic Restaurant in its entirety.

(f)               If Licensee breaches any other requirement set forth in this Agreement.

(g)              If Licensee, upon the destruction of the Sonic Restaurant, fails to rebuild the licensed premises and resume operation within a reasonable time (cessation of the business from a licensed premises shall not constitute default of this Agreement if caused by condemnation, expiration of a location lease pursuant to its terms at execution, or when failure to rebuild following destruction of the licensed premises is prohibited by law or the location lease).

(h)              If Licensee’s conduct or the operation of the Sonic Restaurant by Licensee, in Sonic’s judgment, damages or threatens to damage the goodwill of the Sonic System or the Sonic brand.  In such case, whether or not Sonic elects to terminate this Agreement, Sonic may immediately close the Sonic Restaurant unless and until the situation, in Sonic’s judgment, is satisfactorily resolved.

(i)                If Licensee fails to correct any deficiency or unsatisfactory condition within the time period required by Section 6.05(b).

14.03.          Resolution of Disputes.

The following provisions shall apply to any controversy between the Licensee and Sonic (including an Affiliate of Sonic) and relating (a) to this Agreement (including any claim that any part of this Agreement is invalid, illegal, or otherwise void or voidable and any claim that a controversy is not subject to arbitration), (b) to the parties’ business activities conducted as a result of this Agreement, or (c) the parties’ relationship or business dealings with one another generally, including all disputes and litigation pending or in existence as of the date of this Agreement.

(a)               Negotiation.  The parties first shall use their best efforts to discuss and negotiate a resolution of the controversy.

(b)              Mediation.   If the efforts to negotiate a resolution do not succeed, the parties shall submit the controversy to mediation in Oklahoma City, Oklahoma, by a mediation firm agreeable to the parties or by the American Arbitration Association, if the parties cannot agree.

(c)               Arbitration. If the efforts to negotiate and mediate a resolution do not succeed, the parties shall resolve the controversy by final and binding arbitration in accordance with the Rules for Commercial Arbitration (the “Rules”) of the American Arbitration Association in effect at the time of the execution of this Agreement and pursuant to the following additional provisions:

   (i)          Applicable Law.  The Federal Arbitration Act (the “Federal Act”), as supplemented by the Oklahoma Arbitration Act (to the extent not inconsistent with the Federal Act), shall apply to the arbitration.

   (ii)         Selection of Arbitrator.  The parties shall select one arbitrator within 10 days after the filing of a demand and submission in accordance with the Rules.

   (iii)        Location of Arbitration.  The arbitration shall take place in Oklahoma City, Oklahoma, and the arbitrator shall issue any award at the place of arbitration.  The arbitrator may conduct hearings and meetings at any other place agreeable to the parties or, upon the motion of a party, determined by the arbitrator as necessary to obtain significant testimony or evidence.

   (iv)        Scope of Proceeding.  The parties shall conduct any arbitration proceeding and resolve any controversy on an individual basis only and not on a class-wide, multiple-party, or similar basis.

   (v)         Enforcement of Award.  The prevailing party shall have the right to enter the award of the arbitrator in any court having jurisdiction over one or more of the parties or their assets.  The parties specifically waive any right they may have to apply to any court for relief from the provisions of this Agreement or from any decision of the arbitrator made prior to the award.  The award of the arbitrator shall not have any precedential or collateral estoppel effect on any other controversy involving Sonic or its Affiliates.

(d)              Excluded Controversies.  At the election of Sonic or its Affiliate, the provisions of this Section 14.03 shall not apply to any controversies relating to any fee due Sonic or its Affiliate; any promissory note payments due Sonic or its Affiliate; or any trade payables due Sonic or its Affiliate as a result of the purchase of equipment, goods, or supplies.  At the election of Sonic or its Affiliate, the provisions of this Section 14.03 also shall not apply to any controversies relating to the use and protection of the Proprietary Marks or the Sonic System, including (without limitation) Sonic’s right to apply to any court of competent jurisdiction for appropriate injunctive relief for the infringement of the Proprietary Marks or the Sonic System.

(e)               Attorneys’ Fees and Costs.  the prevailing party to the arbitration shall have the right to an award of its reasonable attorneys’ fees and costs incurred after the filing of the demand and submission, including a portion of the direct costs of any in-house legal staff reasonably allocable to the time devoted to the arbitration.

15.  OBLIGATIONS UPON TERMINATION.

15.01.          Effect of Termination, Cancellation, or Expiration of this Agreement.

Except as otherwise authorized pursuant to the terms of any other license agreement between Sonic and the Licensee, the Licensee shall comply with the following provisions after the expiration or termination of this Agreement and the License:

(a)               Licensee, upon any termination, cancellation, or expiration of this Agreement, shall promptly pay to Sonic and Sonic’s subsidiaries any and all sums owed to them.  In the event of termination for any breach by Licensee, such sums shall include all damages, costs, and expenses, including reasonable attorneys’ fees, incurred by Sonic as a result of the breach, which obligation shall give rise to and remain, until paid in full, a lien in favor of Sonic against any and all of the assets of the Sonic Restaurant owned by Licensee at the time of default.

(b)               Upon termination, cancellation, or expiration hereof for any reason, the License and all Licensee’s rights hereunder shall terminate. Licensee shall not thereafter use or adopt any trade secrets disclosed to Licensee hereunder or any paper goods, emblems, signs, displays, menu housings, or other property on which Sonic’s name or Proprietary Marks are imprinted or otherwise form a part thereof or any confusing simulations thereof.  Licensee shall not otherwise use or duplicate the Sonic System or any portion thereof or assist others to do so. Licensee shall remove from the premises all signs, emblems, and displays identifying it as associated with Sonic or the Sonic System or which constitute or display any Proprietary Mark and shall also remove from the premises all menu housings and PAYS or other Sonic proprietary equipment.  Licensee shall cease to use and shall return to Sonic all copies of the Sonic Operations Manual, instructions, or materials delivered to Licensee hereunder.

(c)               Upon termination, cancellation, or expiration of this Agreement, unless otherwise directed in writing by Sonic, Licensee shall change the exterior and interior design and the decor of said premises, including, but not limited to, changing the color scheme, and shall make or cause to be made such changes in signs, buildings, and structures (excluding major structural changes) as Sonic shall reasonably direct so as to effectively distinguish the same from its former appearance and from any other Sonic drive-in restaurant unit, and if Licensee fails or refuses to comply herewith, then Sonic shall have the right to enter upon the premises where said business is being conducted without being guilty of trespass or any other tort for the purpose of making or causing to be made such changes required by Sections 15.01(b) or 15.01(c) at the expense of Licensee, which expense Licensee agrees to pay on demand.

(d)               Upon termination, cancellation, or expiration of this Agreement, in the event Licensee is the owner of the Sign, Sonic shall have an irrevocable option to purchase the Sign for its fair market value.  In any event, Licensee shall not thereafter use any sign or panels displaying Sonic’s name or Proprietary Marks or which primarily display the colors used in any other such sign at any other Sonic drive-in restaurant unit (see Section 15.04 for determining fair market value).  Any agent, servant, or employee of Sonic may remove the Sign or any objectionable signs or advertising from the Sonic Restaurant without being guilty of trespass or other tort, and Licensee shall be liable for Sonic’s costs plus attorneys’ fees for any interference therewith.

(e)               Upon termination, cancellation, or expiration of this Agreement, Licensee shall cease to hold Licensee out in any way as a licensee of Sonic or to do anything which would indicate any relationship between Licensee and Sonic.

(f)               Notwithstanding the provisions contained in this Section 15.01, Licensee shall be solely responsible for the cost of any removals or changes required by this Section 15.01.  Licensee hereby releases Sonic and its agents, servants, and employees from and agrees to indemnify, defend, and hold harmless Sonic and its agents, servants, and employees against any cost, damage, liability, or expense (including attorneys’ fees) arising out of or resulting from Licensee granting Sonic and its agents, servants, and employees access to the premises, including without limitation any cost, damage, liability, or expense arising out of the removal of any sign, equipment, fixture, personal property, or other property from the premises or modification of the premises pursuant to this Agreement.

(g)              The covenants set forth in this Section 15.01 shall survive the termination, cancellation, or expiration of this Agreement.

(h)              All rights, claims, and indebtedness which may accrue to Sonic prior to termination, cancellation, or expiration of this Agreement shall survive termination, cancellation, or expiration and be enforceable by Sonic.

(i)                Licensee shall complete all modifications required by this Section 15.01 within 30 days after this Agreement has been terminated or canceled or has expired.  Licensee and Sonic agree that Sonic’s damages resulting from a breach of this Section 15.01 are difficult to estimate or determine accurately.  In the event of such breach by Licensee of the provisions of this Section 15.01, Licensee, in addition to any and all other remedies available to Sonic herein and elsewhere, will pay Sonic double the royalty, brand, and advertising fees prescribed in this Agreement until Licensee satisfactorily de-identifies the restaurant premises in the manner prescribed by this Section.  This payment shall constitute liquidated damages and shall not be construed as a penalty since such payment has been agreed to by Licensee and Sonic as reasonably representative of the actual damage sustained by Sonic in the event of such a breach.  The liquidated damages shall start on the 31st day after this Agreement has been terminated or canceled or has expired.  These liquidated damages shall not constitute either a waiver of Licensee’s obligation to de-identify or a license to use the Proprietary Marks or the Sonic System.  These remedies will be in addition to any other remedies Sonic may have hereunder or under federal or state law.

15.02.          Sonic’s Option to Purchase.

(a)               Upon termination, cancellation, or expiration hereof, Sonic shall have the right and option to purchase all or any patented, special, or unique Sonic restaurant equipment, menu housings, signs, menus, and supplies of Licensee at their fair market value (see Section 15.04 for determining fair market value).  Such right or option of Sonic shall be exercised as provided in Section 15.02(b).  If Sonic elects to exercise any option to purchase herein provided, it shall have the right to set off all amounts due from Licensee to Sonic and one-half of the cost of any appraisals against any payment therefore.

(b)               In the case of termination by expiration, Sonic shall exercise Sonic’s option contained in this Section 15.02 by giving Licensee written notice at least 30 days prior to expiration.  In the case of termination for any other reason, Sonic shall exercise its option by giving Licensee written notice within 30 days after termination.

(c)               Sonic’s option hereunder is without prejudice to Sonic’s rights under any security agreement held by Sonic or with respect to which Sonic may have a guarantor’s or surety’s subrogation interest.  If Sonic exercises this option, Sonic may pay any debt which Licensee owes to Sonic and shall remit any balance of the purchase price to Licensee.  There shall be no allowance for goodwill.

15.03.          Sonic’s Obligation to Purchase.

(a)               Upon termination, cancellation, or expiration of this Agreement, if Licensee desires to sell Licensee’s unbroken inventory packages of approved imprinted items and supplies with Proprietary Marks to Sonic, excluding all food items, Sonic shall have the obligation to repurchase such items at Licensee’s cost.

(b)              If Licensee desires to sell such items to Sonic, Licensee shall, not later than 10 days after termination, cancellation, or expiration of this Agreement, give Sonic 10 days written notice of Licensee’s election and, at the expiration of the 10 days notice period, deliver such items at Licensee’s expense with an itemized inventory to the nearest Sonic drive-in restaurant designated by Sonic. Sonic agrees to pay Licensee or credit Licensee’s account within seven days after said delivery.

15.04.                      Fair Market Value Determination.

If the parties cannot agree on the fair market value of any item subject to an option to purchase in this Agreement within a reasonable time, one appraiser shall be designated by Sonic, one appraiser shall be designated by Licensee, and the two appraisers shall designate an independent appraiser, and the valuation of such third appraiser alone shall be binding.  Sonic and the Licensee each shall pay one-half of the cost of any appraisals required pursuant to this Section 15.04.

16.  COVENANTS.

16.01.          Restrictions on Licensee.

Licensee agrees and covenants as follows:

(a)               During the term of this Agreement, Licensee shall not directly or indirectly through one or more intermediaries (i) engage in, (ii) acquire any financial or beneficial interest (including interests in corporations, limited liability companies, partnerships, trusts, unincorporated associations, joint ventures, or other business entities) in, (iii) loan money to, or (iv) become landlord of any restaurant business which has a menu similar to that of a Sonic drive-in restaurant (such as hamburgers, hot dogs, onion rings, and similar items customarily sold by Sonic drive-in restaurants) or which has an appearance similar to that of a Sonic drive-in restaurant (such as color pattern, use of canopies, use of speakers and menu housings for ordering food, or other items that are customarily used by a Sonic drive-in restaurant).

(b)              Licensee shall not, for a period of 18 months after termination of this Agreement for any reason, directly or indirectly through one or more intermediaries (i) engage in, (ii) acquire any financial or beneficial interest (including interests in corporations, limited liability companies, partnerships, trusts, unincorporated associations, joint ventures, or other business entities) in, (iii) loan money to, or (iv) become a landlord of any restaurant business which has a menu similar to that of a Sonic drive-in restaurant (such as hamburgers, hot dogs, onion rings, and similar items customarily sold by Sonic drive-in restaurants) or which has an appearance similar to that of a Sonic drive-in restaurant (such as color pattern, use of canopies, use of speakers and menu housings for ordering food, or other items that are customarily used by a Sonic drive-in restaurant), and which (i) is within a three-mile radius of the Sonic Restaurant formerly licensed by this Agreement, (ii) is within a 20-mile radius of any Sonic drive-in restaurant in operation or under construction, or (iii) is located within the MSA of the Sonic Restaurant.

(c)               Licensee shall not appropriate, use, or duplicate the Sonic System, or any portion thereof, for use at any other restaurant business.

(d)              During the term of this Agreement, Licensee shall (i) use Licensee’s best efforts to promote the business of the Sonic Restaurant, (ii) devote Licensee’s full time, energies, and attention to the operation and management of the Sonic Restaurant, and (iii) not engage in any other business or activity that might detract from, interfere with, or be detrimental to the Sonic System or Licensee’s full and timely performance under this Agreement (except the ownership and operation of other Sonic drive-in restaurants under license agreements with Sonic).

(e)               During the term of this Agreement, Licensee shall not perform or provide services as a director, officer, employee, agent, representative, or consultant or in any other capacity for any other restaurant business which has a menu or appearance similar to that of a Sonic drive-in restaurant.

(f)               During the term of this Agreement, Licensee shall not directly or indirectly through one or more intermediaries (i) engage in, (ii) acquire any financial or beneficial interest in, (iii) loan money to, or (iv) become landlord of any operation which has granted or is granting franchises or licenses (except for those granted by Sonic) to others to operate any other restaurant business which has a menu or appearance similar to that of a Sonic drive-in restaurant.

(g)               Sections 16.01(a), 16.01(b), and 16.01(f)  shall not apply to ownership by Licensee of less than 2% beneficial interest in the outstanding equity securities of any corporation which is registered under the Securities Exchange Act of 1934; however, this Section 16.01(g) shall apply to all shareholders, partners, or members of Licensee (in the event Licensee is a corporation, partnership, limited liability company, or other business entity) and all members of Licensee’s and their immediate families, and all Persons or entities guaranteeing this Agreement.

(h)               The parties agree that each of the foregoing covenants shall be construed as independent of any covenant or provision of this Agreement.  If all or any portion of a covenant in this Section 16 is held unreasonable or unenforceable by an arbitrator, court, or agency having valid jurisdiction in an unappealed final decision to which Sonic is a party, Licensee expressly agrees to be bound by any lesser covenant subsumed with the terms of such covenant that imposes the maximum duty permitted by law, as if the resulting covenant were separately stated in and made a part of this Section 16.

(i)                Licensee understands and acknowledges that Sonic shall have the right, in Sonic’s sole discretion, to reduce the scope of any covenant set forth in Sections 16.01(a), 16.01(b), and 16.01(f), or any portion thereof, without Licensee’s consent effective immediately upon receipt by Licensee of written notice thereof, and Licensee agrees that it shall comply forthwith with any covenant as so modified, which shall be fully enforceable notwithstanding the provisions of Section 16.01(k).

(j)                Licensee expressly agrees that the existence of any claims Licensee may have against Sonic, whether or not arising from this Agreement, shall not constitute a defense to the enforcement by Sonic of the covenants in this Section 16.

(k)               Licensee acknowledges that Licensee’s violation of the terms of this Section 16 would result in irreparable injury to Sonic for which no adequate remedy at law is available, and Licensee accordingly consents to the ex parte issuance of restraining orders, temporary and permanent injunctions, and cease and desist orders prohibiting any conduct by Licensee in violation of the terms of this Section 16.

16.02.          Covenants by Others.

At the time of execution of this Agreement, Licensee shall obtain covenants similar in substance to those set forth in this Section 16 (including covenants applicable upon the termination of a Person’s relationship with Licensee) from all officers, directors, and holders of a direct or indirect beneficial ownership interest in Licensee.  With respect to each Person who becomes associated with Licensee in one of the capacities enumerated above subsequent to execution of this Agreement, Licensee shall require and obtain such covenants.  In no event shall any Person enumerated be granted access to any confidential aspect of the Sonic System or the Sonic Restaurant prior to execution of such a covenant.  All covenants required by this Section 16.02 shall include, without limitation, specific identification of Sonic as a third-party beneficiary of such covenants with the independent right to enforce them.  Failure by Licensee to obtain execution of a covenant required by this Section 16.02 shall constitute a breach of this Agreement.   Licensee shall furnish to Sonic executed copies of such covenants within 10 days of such request by Sonic.

17.  INDEPENDENT CONTRACTOR & INDEMNIFICATION.

17.01.          Licensee not an Agent of Sonic; Employment Matters.

It is understood and agreed that this Agreement does not create a fiduciary relationship between Sonic and Licensee, and that nothing herein contained shall constitute Licensee as the agent, legal representative, partner, joint venturer, or employee of Sonic. Licensee is, and shall remain, an independent contractor responsible for all obligations and liabilities of, and for all loss or damage to, the Sonic Restaurant and its business, including any personal property, equipment, fixtures, or real property connected therewith and for all claims or demands based on damage or destruction of property or based on injury, illness, or death of any person or persons, directly or indirectly, resulting from the operation of the Sonic Restaurant.  Licensee’s responsibility for the Sonic Restaurant and its business shall include responsibility for all of the employment matters (including employment decisions) of the Sonic Restaurant and for compliance with federal, state, and local laws and regulations relating to such employment matters.  Sonic will refer all complaints related to employment matters of the Sonic Restaurant to Licensee for resolution, and the indemnification and hold harmless provisions of Section 17.03 shall apply to all employment matters of the Sonic Restaurant.

17.02.          Cost of Enforcement.

If Sonic or Sonic’s Affiliates become involved in any action at law or in equity or in any proceeding opposing Licensee to secure, enforce, protect, or defend Sonic’s or Sonic’s Affiliates’ rights and remedies under this Agreement, in addition to any judgment entered in their favor, Sonic or Sonic’s Affiliates, as applicable, shall be entitled to demand of and (in the event Sonic or Sonic’s Affiliates, as applicable, prevail in such actions or proceedings) recover from Licensee the reasonable costs, expenses, and attorneys’ fees incurred by Sonic or Sonic's Affiliates.  If, in such applicable final judgment Sonic does not prevail, Licensee shall be entitled to recover from Sonic in any such action or proceeding the reasonable costs, expenses, and attorneys’ fees incurred by Licensee. Licensee’s responsibility for the Sonic Restaurant and its business shall include responsibility for all of the employment matters (including employment decisions) of the Sonic Restaurant and for compliance with federal, state, and local laws and regulations relating to such employment matters.  Sonic will refer all complaints related to employment matters of the Sonic Restaurant to Licensee for resolution, and the indemnification and hold harmless provisions of Section 17.03 shall apply to employment matters of the Sonic Restaurant.

17.03.          Indemnification.

If Sonic or Sonic’s Affiliates shall be subject to any claim, demand, or penalty or become a party to any suit or other judicial or administrative proceeding by reason of any claimed act or omission by Licensee or Licensee’s employees or agents, or by reason of any act occurring on the Sonic Restaurant premises, or by reason of any act or omission with respect to the business or operation of the Sonic Restaurant, Licensee shall indemnify and hold Sonic and Sonic’s Affiliates harmless against all judgments, settlements, penalties, and expenses, including attorneys’ fees, court costs, and other expenses of litigation or administrative proceeding, incurred by or imposed on Sonic or Sonic’s Affiliates in connection with the investigation or defense relating to such claim or litigation or administrative proceeding and, at the election of Sonic, Licensee shall also defend Sonic and Sonic’s Affiliates.  The Licensee shall not have any obligation to indemnify, defend, or hold harmless Sonic or any other Person pursuant to the provisions of this Section 17.03 to extent the obligation arises predominantly as a proximate result of Sonic’s act or failure to act when under a duty to act.

18.  EFFECT OF WAIVERS.

No waiver by Sonic of any breach or series of breaches of this Agreement shall constitute a waiver of any subsequent breach or waiver of the terms of this Agreement.

19.  NOTICES.

19.01.          Delivery.

Any notice required hereunder, if not specified, shall be in writing and shall be delivered by (i) personal service, (ii) by overnight, receipted delivery service, (iii) by United States certified or registered mail, with postage prepaid, addressed to Licensee at the Sonic Restaurant or at such other address of Licensee then appearing on the records of Sonic or to Sonic addressed to the attention of Sonic’s General Counsel at 300 Johnny Bench Drive, Oklahoma City, Oklahoma 73104, or at the subsequent address of Sonic’s corporate headquarters.  Either party, by a similar written notice, may change the address to which notices shall be sent. Notice shall be deemed effective on the date of delivery, if delivery is by personal service or overnight delivery, or three business days after the party places the notice in the United States mail, if delivery is by certified or registered mail.

19.02.          Failure to Accept.

If Sonic is unable to give actual notice of any breach or termination of this Agreement because Licensee has failed to provide Sonic with a current address, because Licensee fails to accept or pick up this mailed notice, or due to any reason which is not the fault of Sonic, then such notice shall be deemed as given when Sonic sends such notice by overnight receipted delivery service or registered or certified mail, postage prepaid.

19.03.          Licensee’s Principal.

Licensee has designated on the first page of this Agreement a Principal to serve as the party receiving primary notice on behalf of the Licensee.  Each Licensee hereby agrees that Sonic may send its notices and communications under this Agreement to the Principal provided for herein, that Sonic may use the Principal as its primary contact for purposes of communications and notices permitted or required hereunder, and that all communications and notices given by Sonic to the Principal will be just as effective on each Licensee as though the same had been given to each Licensee.

20.  ENTIRE AGREEMENT.

20.01.          No Oral Agreements.

This Agreement and all addenda, appendices, and amendments hereto constitute the entire agreement between the parties and supersede all prior and contemporaneous, oral or written agreements or understandings of the parties.

20.02.          Scope and Modification of Agreement.

No interpretation, change, termination, or waiver of any of the provisions hereof shall be binding upon Sonic unless in writing signed by an officer of Sonic.  No modification, waiver, termination, rescission, discharge, or cancellation of this Agreement shall affect the right of any party hereto to enforce any claim or right hereunder, whether or not liquidated, which occurred prior to the date of such modification, waiver, termination, rescission, discharge, or cancellation.

21.  CONSTRUCTION AND SEVERABILITY.

21.01.          Interpretation.

The recitals shall be considered a part of this Agreement.  Section and Subsection captions are used only for convenience and are in no way to be construed as part of this Agreement or as a limitation of the scope of the particular Sections, Subsections, Paragraphs, and Subparagraphs to which they refer.  Words of any gender used in this Agreement shall include any other gender, and words in the singular shall include the plural where the context requires.

21.02.          Scope of Protected Area.

Neither party to this Agreement intends to expand the scope of any covenants or commitments contained in Section 2 beyond the terms and provisions expressly stated in Section 2, and the parties to this Agreement agree that no Person, court, or arbitrator may interpret any of the foregoing covenants or commitments in Section 2 in that manner.

21.03.          Invalidity.

If any part of this Agreement for any reason shall be declared invalid, such decision shall not affect the validity of any remaining portion, which shall remain in full force and effect.  In the event any material provision of this Agreement shall be stricken or declared invalid, Sonic reserves the right to terminate this Agreement.

21.04.          Binding Effect.

This Agreement shall be binding upon the parties, and their heirs, executors, personal representatives, successors, and assigns.

21.05.          Survival.

Any provisions of this Agreement which impose an obligation after termination or expiration of this Agreement shall survive the termination or expiration of this Agreement and be binding on the parties.

21.06.          Liability of Multiple Licensees.

If Licensee consists of more than one Person or entity, each such Person and entity, and each proprietor, partner, member, and shareholder of each such entity, shall be jointly and severally liable for any and all of Licensee’s obligations and prohibitions under this Agreement.  Consequently, if and when a Person or entity as Licensee is in breach of this Agreement and fails or is unable to cure such breach in a timely manner, Sonic may terminate the rights of the so-affected Person or entity under this Agreement whereby this Agreement is terminated as to only such Person or entity while remaining fully effective as to all other Persons and entities remaining as Licensee on this Agreement.  This Person or entity removed as Licensee shall remain jointly and severally obligated with the Persons and entities remaining as Licensee for any and all obligations and liabilities of Licensee which occurred or accrued through the date of removal of said Person or entity.

22.  BUSINESS ENTITY LICENSEES

22.01.          Corporate, Partnership, and Limited Liability Company Licensees.

If the Licensee is a corporation, partnership, or limited liability company, the Licensee shall comply with the following provisions:

(a)               Purpose.  The certificate of incorporation and bylaws, partnership agreement and certificate of limited partnership (if applicable), or articles of organization and operating agreement of the Licensee (collectively, “Organizational Documents”), as applicable, shall provide that the purpose of the business entity shall consist only in the development, ownership, operation, and maintenance of Sonic drive-in restaurants.

(b)               Transfer Restrictions.  The Organizational Documents of the Licensee shall provide that the Licensee shall not issue any additional capital stock or interest of the Licensee and that no stockholder, partner, or member, as applicable, may transfer, assign, or pledge any issued capital stock or interest of the Licensee without the prior, written consent of Sonic, and each stock certificate, if applicable, issued to evidence the capital stock of the Licensee shall contain a legend disclosing the foregoing restriction.  Sonic shall not withhold its consent to the issuance of additional capital stock or interest or a transfer, assignment, or pledge without a reasonable basis.  In giving its consent, Sonic shall have the right (but not the obligation) to impose one or more reasonable conditions, including (without limitation) the requirement that the recipient of the capital stock or interest execute an agreement substantially similar to the Guaranty and Restriction Agreement attached as Schedule I to this Agreement.

(c)               Stockholder/Partner/Member Guaranty.  Each stockholder, partner, or member of the Licensee, as applicable, shall execute the Guaranty and Restriction Agreement attached as Schedule I to this Agreement.

(d)               Documents.  Prior to Sonic’s execution of this Agreement, the Licensee shall deliver to Sonic copies of its Organizational Documents and issued stock certificates, as applicable, reflecting compliance with the provisions of this Section 22.01.

22.02.          Other Entity Licensee.

If the Licensee is any other form of business entity, the Licensee shall deliver to Sonic  copies of its organizational documents containing provisions substantially similar to those required by Section 22.01.

22.03.          Employee Stock Purchase Plans.

The Licensee shall have the right to transfer up to 49% of its outstanding capital stock or other equity interests to an employee stock purchase plan as long as one individual who qualifies as a licensee of Sonic for the Sonic Restaurant continues to own and Control, directly or indirectly, at least 51% of the Licensee’s outstanding capital stock or other equity interests.

22.04.          Good Standing.

If the Licensee is a business entity, Licensee shall remain an active entity in good standing in its state of formation.

23.  APPLICABLE LAWS; WAIVER OF JURY TRIAL; LIMITATIONS.

The terms and provisions of this Agreement shall be interpreted in accordance with and governed by the laws of the State of Oklahoma, provided that if the laws of the State of Oklahoma would not permit full enforcement of Section 16 of this Agreement, then the laws of the state in which the Sonic Restaurant is located or Licensee is domiciled shall apply to the extent that any or all of such laws more fully permit enforcement of Section 16 of this Agreement.  Except as provided in Section 14.03, Licensee agrees that jurisdiction over Licensee exists and is proper within the county where the corporate headquarters of Sonic are located and within any and all other courts, whether federal, state, or local, located within that county, and venue for any matter, claim, or cause of action relating to (a) this Agreement or any other agreement between Licensee and Sonic or Sonic’s Affiliates, (b) the parties’ business activities conducted as a result of this Agreement, or (c) the parties’ relationship or business dealings with one another generally, including all disputes and litigation pending or in existence as of the date of this Agreement, shall only exist and is only proper within the same county where the corporate headquarters of Sonic are located and within any and all other courts, whether federal, state, or local, located within that county.  Licensee waives any and all defenses and objections, and Licensee agrees not to assert any defense or objection, to jurisdiction over Licensee and to venue as described hereinabove regarding any action, proceeding, or litigation instituted by Sonic against Licensee.  Sonic and Licensee agree that any and all breaches of this Agreement, including breaches occurring after termination, cancellation, or expiration of this Agreement, shall be deemed to have occurred where the corporate headquarters of Sonic are located.  SONIC AND LICENSEE WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, THE RIGHT TO TRIAL BY JURY.  SONIC AND LICENSEE ALSO WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO OR CLAIM OF PUNITIVE OR EXEMPLARY DAMAGES AGAINST THE OTHER AND AGREE THAT, IN THE EVENT OF A DISPUTE BETWEEN THEM, EACH SHALL BE LIMITED TO THE RECOVERY OF ANY ACTUAL DAMAGES SUSTAINED BY IT.  EXCEPT FOR CLAIMS ARISING FROM LICENSEE’S NON-PAYMENT OR UNDERPAYMENT OF AMOUNTS LICENSEE OWES SONIC, ANY AND ALL CLAIMS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR SONIC’S RELATIONSHIP WITH LICENSEE WILL BE BARRED UNLESS A JUDICIAL OR ARBITRATION PROCEEDING IS COMMENCED WITHIN ONE YEAR FROM THE DATE ON WHICH THE PARTY ASSERTING THE CLAIM KNEW OR SHOULD HAVE KNOWN OF THE FACTS GIVING RISE TO THE CLAIMS.

24.  ACKNOWLEDGEMENT.

Licensee acknowledges that:

24.01.          Initial Term.

The term of this Agreement is for a single 20-year term with no promise or representation as to the renewal of this Agreement or the grant of a new license except as provided herein.

24.02.          Consultation with Counsel.

Licensee hereby represents that Licensee has received a copy of this Agreement and has had an opportunity to consult with Licensee’s attorney with respect thereto at least 10 days prior to Licensee’s execution hereof.  Licensee further represents that Licensee has had this Agreement in hand for review at least five business days prior to Licensee’s execution hereof.

24.03.          Profitability.

No representation has been made by Sonic as to the future profitability of the Sonic Restaurant.

24.04.          Licensee’s Investigation.

Prior to the execution of this Agreement, Licensee has had ample opportunity to contact existing licensees of Sonic and to investigate all representations made by Sonic relating to the Sonic System.  The Licensee has conducted an independent investigation of the business contemplated by this Agreement and recognizes that it involves substantial business risks making the success of the venture largely dependent on the business abilities of the Licensee.  Sonic disclaims and the Licensee has not received from Sonic or its Affiliates any express or implied warranty or guaranty regarding the potential volume, profits, or success of the business venture contemplated by this Agreement.  The Licensee has not relied on any express or implied warranty or guaranty from Sonic or its Affiliates regarding the potential volume, profits, or success of the business venture contemplated by this Agreement.

24.05.          Contrary Representations.

The Licensee knows of no representations by Sonic or its Affiliates about the business contemplated by this Agreement which contradict the terms of this Agreement.  The Licensee has not relied on any representations from Sonic or its Affiliates about the business contemplated by this Agreement which contradict the terms of this Agreement or the disclosures set forth in the Franchise Offering Circular delivered to the Licensee in connection with the issuance of this Agreement.

24.06.          Variances to Other Licensees.

The Licensee understands that other developers and licensees may operate under different forms of agreements and, consequently, that Sonic’s rights and obligations with regard to its various licensees may differ materially in certain circumstances.

24.07.          Complete Agreement.

This Agreement supersedes any and all other agreements or representations respecting the Sonic Restaurant and contains all the terms, conditions, and obligations of the parties with respect to the grant of this Agreement.

25.   INPUT AND ADVICE FROM LICENSEES.

In connection with the implementation of or significant changes in the programs or policies referred to in Sections 6.04, 6.05(c), 6.06, 8, 11.01(c), and 11.01(g) of this Agreement, Sonic shall solicit input and advice from a group of licensees gathered together for such purpose (whether established ongoing for such purpose or gathered on an ad hoc basis from time to time).  Sonic further shall use its best efforts to ensure that such groups are balanced in terms of geographic base, size of operating group, and period of tenure within the Sonic System.  Notwithstanding the foregoing, this Section 25 shall not have any effect unless the license agreements in effect for at least one-third of all Sonic drive-in restaurants contain this provision or a substantially similar provision.

26.   INJUNCTIVE RELIEF.

The Licensee acknowledges that Sonic’s remedy at law for any breach of (a) any of the Licensee’s covenants under this Agreement (other than those involving only the payment of money), including the covenants contained in Section 16 of this Agreement; and (b) Sections 14.01(l), 14.02(c), 14.03(h), 15.01(b), 15.01(c), 15.01(d), and 15.01(e) of this Agreement, would not constitute an adequate remedy at law and, therefore, Sonic shall have the right to obtain temporary and permanent injunctive relief in any proceeding brought to enforce any of those provisions, without the necessity of proof of actual damages.  Licensee acknowledges and expressly agrees that Sonic shall not be required to post any bond or other form of security in connection with any request for the issuance of injunctive relief, and Licensee expressly and unconditionally waives any requirement for the provision of security.  Licensee also agrees that injunctive relief sought by Sonic and ordered by any court of competent jurisdiction shall be given full force and effect in any other jurisdiction, including the jurisdiction in which the Sonic Restaurant is located, and that Licensee will not oppose the enforcement of such relief.  Nothing in this Section 26 shall prevent Sonic from pursuing separately or concurrently one or more of any other remedies available at law, subject to the provisions of Section 14.03 of this Agreement.

27.   GENERAL RELEASE AND COVENANT NOT TO SUE.

THE LICENSEE HEREBY RELEASES SONIC, SONIC CORP., AND THEIR SUBSIDIARIES AND AFFILIATES, AND THE OFFICERS, DIRECTORS, EMPLOYEES, AND AGENTS OF SONIC, SONIC CORP., AND THEIR SUBSIDIARIES AND AFFILIATES, FROM ANY AND ALL CLAIMS AND CAUSES OF ACTION, KNOWN OR UNKNOWN, WHICH MAY EXIST IN FAVOR OF THE LICENSEE AS OF THE DATE OF THIS AGREEMENT.  IN ADDITION, THE LICENSEE COVENANTS THAT THE LICENSEE SHALL NOT FILE OR PURSUE ANY LEGAL ACTION OR COMPLAINT AGAINST ANY OF THE FOREGOING ENTITIES OR PERSONS WITH REGARD TO ANY OF THE FOREGOING CLAIMS OR CAUSES OF ACTION RELEASED PURSUANT TO THIS SECTION 27.

Executed on the dates set forth below, to have effect as of ______________, _____.

Licensor:                                                                                                                                                         Sonic Industries LLC

                                                                                                                                                                         By: _________________________________

                                                                             (Vice) President
                                                                                                                                                     Date: ___________________, _____

Licensee:                                                                                                                                                         ____________________________________

                                                                                                                                                                                                                                                                                                                                     Date:______________________,__________

                                                                                                                                                                                                                                                                                                                                     _____________________________________

                                                                                                                                                                                                                                                                                                                                     Date:_______________________, _____

Schedule I

Guaranty and Restriction Agreement

GUARANTY AND RESTRICTION AGREEMENT

The undersigned (jointly and severally or individually, the “Guarantor”), Sonic Industries LLC (“Sonic”), and       (the “Licensee”) enter into this Guaranty and Restriction Agreement (this “Guaranty”) as of            , _____.

WITNESSETH:

Whereas, Sonic is entering into a license agreement (the “License Agreement”) dated the same date as this Guaranty with the Licensee for the Sonic drive-in located at      ,      ,             (the “Drive-in”); and

Whereas, as a condition to entering into the License Agreement, Sonic has asked the
Guarantor to provide a personal guaranty of all obligations of the Licensee Agreement; and

Whereas, Sonic has also asked the Guarantor and the Licensee to agree to a restriction on the transfer of interests in the Licensee; and

Whereas Sonic, the Guarantor, and the Licensee are willing to enter into those agreements based upon the terms and conditions of this Guaranty.

Now, therefore, in consideration of the mutual covenants set forth below and other good and valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge, the parties agree as follows:

1.           Personal Guaranty of Payments.  The Guarantor hereby guarantees the prompt and full payment and performance of all obligations under the License Agreement including:

(a)           all royalties due Sonic pursuant to the License Agreement,

(b)           all brand contribution fees to the Sonic Brand Fund pursuant to the License Agreement,

(c)           all contributions to approved advertising cooperatives pursuant to the License Agreement, and

(d)           any other obligations owing to Sonic or its Affiliates (as defined in the License Agreement) relating to the Drive-in, including any sign lease agreement.

2.           Nature of Guaranty.  This guaranty shall constitute an absolute, unconditional, irrevocable, and continuing guaranty.  Sonic shall not have any obligation to take any action against any other person or entity for collection of any payments prior to making any demand for payment or bringing any action against the Guarantor.

3.           Permitted Actions.  From time to time, Sonic shall have the right to take, permit, or suffer to occur any “Permitted Action,” as defined below, without modifying, reducing, waiving, releasing, impairing, or otherwise affecting the obligations of the Guarantor under this Guaranty, without giving notice to the Guarantor or obtaining the Guarantor’s consent, without the necessity of any reservations of rights against the Guarantor, and without liability on the part of Sonic.  As used in this Section 3, the phrase “Permitted Action” shall mean (a) an agreed extension of time for payment of any sum due under the License Agreement, (b) an agreed change in the manner or place of payment of any sums due under the License Agreement, (c) any waiver by Sonic of any defaults under the provisions of the License Agreement, (d) any delay or failure by Sonic to exercise any right or remedy Sonic may have under the License Agreement, (e) the granting by Sonic of any leniencies, waivers, extensions, and indulgences under the License Agreement, and (f) any agreed amendments to the License Agreement.

4.           Waiver of Notices.  The Guarantor acknowledges and waives notice of Sonic’s acceptance of the Guarantor’s guaranty pursuant to the terms of this Agreement.  The Guarantor also waives any requirement that Sonic notify the Guarantor of any demands or enforcement actions by Sonic against the Licensee.

5.           Restrictions on Transfer.  The Licensee shall not issue any additional shares of capital stock or other interest without the prior, written consent of Sonic.  The Guarantor shall not transfer, assign, or pledge any of its shares of capital stock or other interest in the Licensee to any person without the prior, written consent of Sonic.

6.           Disputes.  Any dispute between the parties concerning this Guaranty will be resolved in accordance with the arbitration provisions contained in the License Agreement.

7.           Attorneys’ Fees, Costs, and Expenses.  In any action brought by Sonic to enforce the obligations of the Guarantor, Sonic shall also have the right to collect its reasonable attorneys’ fees, court costs, and expenses incurred in the action.

8.           Headings.  The headings used in this Guaranty appear strictly for the parties’ convenience in identifying the provisions of this Guaranty and shall not affect the construction or interpretation of the provisions of this Guaranty.

9.           Binding Effect.  This Guaranty binds and inures to the benefit of the parties and their respective successors, legal representatives, heirs, and permitted assigns.

10.         Waiver.  The failure of a party to insist in any one or more instances on the performance of any term or condition of this Guaranty shall not operate as a waiver of any future performance of that term or condition.

11.         Governing Law.  Notwithstanding the place where the parties execute this Guaranty, the internal laws of Oklahoma shall govern the construction of the terms and the application of the provisions of this Guaranty.

12.         Amendments.  No amendments to this Guaranty shall become effective or binding on the parties unless agreed to in writing by all of the parties to be bound by the amendment.

13.         Time.  Time constitutes an essential part of each and every part of this Guaranty.

14.         Notice.  Except as otherwise provided in this Guaranty, when this Guaranty makes provision for notice or concurrence of any kind, the sending party shall deliver or address the notice to the other party by certified mail, telecopy, or nationally-recognized overnight delivery service to the addresses shown on Exhibit “A” to this Guaranty.

All notices pursuant to the provisions of this Guaranty shall run from the date that the other party receives the notice or three business days after the party places the notice in the United States mail.  Each party may change the party’s address by giving written notice to the other parties.

15.         Release and Covenant Not To Sue.  THE GUARANTOR AND THE LICENSEE, AND EACH OF THEM, HEREBY RELEASE ALL CLAIMS AND CAUSES OF ACTION WHICH THE GUARANTOR OR THE LICENSEE, OR BOTH OF THEM, MAY HAVE AGAINST SONIC, SONIC CORP., AND THEIR SUBSIDIARIES AND AFFILIATES, AND THE STOCKHOLDERS, DIRECTORS, OFFICERS, EMPLOYEES, AND AGENTS OF SONIC, SONIC CORP., AND THEIR SUBSIDIARIES AND AFFILIATES.  THE GUARANTOR AND THE LICENSEE, AND EACH OF THEM, FURTHER COVENANT NOT TO SUE ANY OF THE FOREGOING PERSONS OR ENTITIES ON ACCOUNT OF ANY OF THE FOREGOING CLAIMS OR CAUSES OF ACTION.

Executed and delivered as of the day and year first set forth above.

Sonic:                                                                                                                                                                                                                                                                                                                              Sonic Industries LLC.

                                                                                                                                                                                                         By: _________________________________
                                                                                                                                                                                                                                                                                                                                (Vice) President

Guarantor:                                                                                                                                                                                                                                                                                                                      ____________________________________

                                                                                                                                                                                                                                         ____________________________________

                                                                                                                                                                                                                                         ____________________________________

Licensee:

                                                                                                                                                                                                                                         By: ________________________________
                                                                                                                                                                                                                                                Its:

This Guaranty and Restriction Agreement signature page is for the following:
Sonic Drive-In #

     ,

        Form0614

EXHIBIT “A”

Notice addresses are as follows:

Sonic:                                                                                     300 Johnny Bench Drive
Oklahoma City, OK 73104
Attention:  General Counsel
(405) 225-5973 Fax

Guarantors:

(___) ___-____ Fax

(___) ___-____ Fax

Licensee:

(___) ___-____Fax